Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

among

LIQUIDITY SERVICES, INC.

CARL C. JONES,

EDDIE FISCHER,

BRADLEY FISCHER

and

SOUTHERN TEXTILE RECYCLING, INC.

August 29, 2006

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1
1.1.	Defined Terms	1
1.2.	Construction	13

ARTICLE II. PURCHASE AND SALE		13
2.1.	Purchase and Sale of Acquired Assets	13
2.2.	Assumed Liabilities; Excluded Liabilities	14
2.3.	Purchase Price	14
2.4.	Payment of Purchase Price; Escrow Fund	14
2.5.	Necessary Actions; Further Action	14
2.6.	Purchase Price Allocation	15
2.7.	Purchase Price Adjustment	16
2.8.	Withholding Rights	18
2.9	Allocation of Taxes	18
2.10.	Closing	19
2.11.	Deliveries by Company	19
2.12.	Deliveries by Purchaser	20

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS		20
3.1.	Organization	21
3.2.	No Subsidiaries	21
3.3.	Authorization	21
3.4.	Title to Properties and Assets; Sufficiency of Assets	22
3.5	Real Property	23
3.6.	Financial Statements; Books and Records	23
3.7.	Liabilities	23
3.8.	Absence of Certain Changes	23
3.9.	Material Contracts	25
3.10.	Compliance with Other Instruments; No Conflicts	27
3.11.	Taxes	28
3.12.	Environmental Matters	29
3.13.	Employee Benefits	29
3.14.	Compliance with Law	31
3.15.	Permits	31
3.16.	Consents and Approvals	31
3.17.	Litigation	32
3.18.	Labor Matters	32
3.19.	Intellectual Property; Software	33
3.20.	Transactions with Certain Persons	40
3.21.	Insurance	40
3.22.	Accounts Receivable	40
3.23.	Inventory	40
3.24.	Certain Business Practices	41

i

3.25.	Warranties	41
3.26.	Suppliers and Customers	41
3.27	Solvency	41
3.28.	No Brokers	42
3.29.	Other Information	42

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER		42
4.1.	Organization	42
4.2.	Authorization	43

ARTICLE V. COVENANTS		43
5.1.	Conduct of Business	43
5.2.	Access to Information	45
5.3.	Notification of Certain Matters	45
5.4.	No Solicitation	46
5.5.	Covenants Regarding Information	47
5.6.	Non-Competition; Non-Solicitation	.
5.7.	Employment	49
5.8.	Payment of Liabilities	49
5.9.	Bulk Sales	49
5.10.	Tax Matters	50
5.11.	Refunds and Remittances	50
5.12.	Power of Attorney	50
5.13.	Customer and Other Business Relationships	50
5.14.	Resale Certificate	51
5.15.	Public Announcements	51
5.16.	Prohibition on Use	51

ARTICLE VI. OTHER POST-CLOSING COVENANTS		51
6.1.	Accounts Receivable and Other Payments	51
6.2.	Proration of Liabilities	51
6.3	Inventory Sales	52
6.4	Termination of Non-assumed Contracts	52

ARTICLE VII. CONDITIONS TO CLOSING		52
7.1.	Conditions to Obligations of Company	52
7.2.	Conditions to Obligations of Purchaser	53

ARTICLE VIII. TERMINATION		54
8.1.	Termination	54
8.2.	Effect of Termination	55
8.3.	Expenses	55

ARTICLE IX. INDEMNIFICATION; ESCROW		56
9.1.	General Survival	56
9.2.	Indemnification	56
9.3	Procedures	57

9.4	Remedies Not Affected by Investigation, Disclosure or Knowledge	59
9.5	Escrow Fund	60
9.6.	Stockholders’ Representative	60

ARTICLE X. MISCELLANEOUS		62
10.1.	Binding Effect; Assignment	62
10.2.	Notices	62
10.3.	Governing Law	63
10.4.	Entire Agreement; Amendments	64
10.5.	Counterparts	64
10.6.	Severability	64
10.7	Descriptive Headings; Section References	64
10.8	Schedules	64
10.9.	Specific Performance	64
10.10.	No Strict Construction	65
10.11.	Waiver	65
10.12.	Dispute Resolution	65
10.13	Time of Essence	66

LIST OF EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Financial Statements
Exhibit D	Escrow Agreement
Exhibit E	Company Counsel Opinion

LIST OF SCHEDULES

Schedule 1.1(a)	Acquired Assets
Schedule 1.1(b)	Assumed Contracts
Schedule 1.1(c)	Assumed Liabilities
Schedule 1.1(d)	Employment Agreements
Schedule 1.1(e)	Excluded Assets
Schedule 1.1(f)	Knowledge
Schedule 1.1(g)	Material Consents
Schedule 1.1(h)	Retained Receivables
Schedule 2.7(b)	Valuation of Business Inventory
Schedule 3.1(c)	Holdings of Company Common Stock
Schedule 3.2	Subsidiaries
Schedule 3.4(a)	Title to Assets
Schedule 3.4(b)	Tangible Personal Property
Schedule 3.5	Real Property
Schedule 3.8	Certain Actions
Schedule 3.8(c)	Changes in GAAP
Schedule 3.9(a)	Material Contracts
Schedule 3.13(a)	Benefit Plans
Schedule 3.13(f)	List of Employees
Schedule 3.13(g)	Employment Agreements; Consultant Agreements; Severance Agreements; and Other Arrangements
Schedule 3.15	Permits
Schedule 3.16	Consents and Approvals
Schedule 3.17	Litigation
Schedule 3.19(a)	Intellectual Property
Schedule 3.19(g)(1)	Inbound License Agreements
Schedule 3.19(g)(2)	Outbound License Agreements
Schedule 3.19(m)	Software
Schedule 3.19(r)	Employee Confidentiality Agreements
Schedule 3.20	Transactions with Certain Persons
Schedule 3.21	Insurance
Schedule 3.22	Accounts Receivable
Schedule 3.23	Inventory
Schedule 3.25	Warranties

Schedule 3.28	Brokers
Schedule 5.1(q)	Repayment of Debt
Schedule 7.2(f)	Certain Contracts
Schedule 7.2(g)	Certain Employees
Schedule 7.2(i)	Accounting and Inventory Controls
Schedule 7.2(j)	Retail Business

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of August [29],  2006, is entered into by and among LIQUIDITY SERVICES, INC., a Delaware corporation (“Purchaser”), SOUTHERN TEXTILE RECYCLING, INC., a Tennessee corporation (the “Company”), CARL C. JONES, EDDIE FISCHER AND BRADLEY FISCHER, each of whom is a shareholder of Company (Messrs. Jones, Fischer and Fischer are collectively referred to herein as “Shareholders” and each is referred to as a “Shareholder.”).

RECITALS

WHEREAS, the Shareholders collectively own all the issued and outstanding equity securities of Company;

WHEREAS, Company is engaged in the business of purchasing and remarketing wholesale, surplus, salvage, overstock, closeout and store returned merchandise to wholesalers (the “Business”) and Company is also engaged in the business of purchasing and remarketing wholesale, surplus, salvage, overstock, closeout and store returned merchandise to retail customers through Company’s retail stores (the “Retail Business”); and

WHEREAS, Company desires to sell, the Shareholders desire to cause Company to sell and Purchaser desires to purchase,  certain of the assets, properties and rights relating to or otherwise used or held for use by Company in the Business, and in connection therewith, Purchaser is willing to assume specified liabilities of Company relating thereto, all upon the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1.       Defined Terms.  As used herein, the terms below shall have the following meanings.

“Accounts Receivable” means all accounts receivable, notes and notes receivable, other receivables, book debts and other forms of obligations to Company, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and all related claims, rights, causes of action and suits related to such receivables.

“Acquired Assets” means all of Company’s right, title and interest in, to and under the assets, properties and rights of any nature, kind or description, whether tangible or intangible, real, personal or mixed, wherever located, and whether now existing or hereafter acquired prior to the Closing Date, related to, used or held for use in connection with, the Business, as the same shall exist on the Closing Date, including, without limitation:

(i)        all Business Intellectual Property;

(ii)       all Equipment;

(iii)      all Permits to the extent transferable to Purchaser;

(iv)      all Business Accounts Receivable other than the (i) Retained Receivables and (ii) the Accounts Receivable arising from the operation of the Retained Business;

(v)       all Business Records;

(vi)      all Business Inventory;

(vii)     all Assumed Contracts;

(viii)    all Real Property and all leasehold improvements situated at or in the Real Property;

(ix)       the benefit of any arrangement of any Person not to compete with the Business or to solicit or take customers or Employees of the Business;

(x)        all Prepaid Items;

(xi)       deposits received from customers of the Business;

(xii)      all Rights;

(xiii)     all goodwill and going concern value and other intangible assets, if any, related to, or arising from, the Business and the Acquired Assets, including, without limitation, all goodwill associated with Business Intellectual Property;

(xiv)    all marketing materials, sales literature and promotional literature; and

(xv)     all other assets, properties and rights that are disclosed on Schedule 1.1(a).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” shall have the meaning specified in the Preamble.

“Ancillary Agreements” means the Employment Agreements, the Escrow Agreement, the Assignment and Assumption Agreement, the Bill of Sale and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement or entered into in connection with this Agreement or the transactions contemplated hereby.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, rule, order, writ, injunction, directive, judgment, decree or other requirement (including common law), of any Governmental Authority (including any Environmental Law).

“Arbitrator” shall have the meaning set forth in Section 10.12(b).

“Assignment and Assumption Agreement” means the assignment and assumption agreement by and among Purchaser and Company attached hereto as Exhibit A.

“Assumed Contracts” means all contracts and agreements set forth on Schedule 1.1(b); provided, however, that, notwithstanding anything to the contrary in this Agreement, a Non-assumed Contract shall not be an “Assumed Contract.”

“Assumed Liabilities” means, subject to the limitations and the conditions as provided herein:

(i)        all liabilities arising out of ownership or use of the Acquired Assets after the Closing Date;

(ii)       all liabilities of Company under the (A) Assumed Contracts and (B) Permits included in Acquired Assets, in each case relating to obligations to be performed after the Closing Date; and

(iii)      all liabilities disclosed on Schedule 1.1(c).

Assumed Liabilities shall not include any Excluded Liabilities.

“Base Consideration” shall mean Eight Million Five Hundred Thousand Dollars ($8,500,000).

“Benefit Plan” shall have the meaning specified in Section 3.13(a).

“Bill of Sale” means the bill of sale attached hereto as Exhibit B.

“Business” shall have the meaning specified in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Business Accounts Receivable” means all Accounts Receivable arising from the operation of the Business but shall exclude any Accounts Receivable arising from the operation of the Retained Business.

“Business Intellectual Property” means all Intellectual Property owned by (in whole or in part), or licensed to, Company and in any way related to, used or held for use in connection with the Business, including all related claims, rights, causes of action and suits related to such Intellectual Property.

“Business Inventory” means all Inventory related to, used or held for use in connection with the Business but shall exclude any Inventory related to, used or held for use in connection with the Retained Business, inventory on consignment, inventory in processing and inventory reserves.

“Business Records” means all books, records, original documents, accounts, files, papers, correspondence and other information of Company in any way related to the Business, the Acquired Assets or the Assumed Liabilities, which have been reduced to writing or other tangible or fixed form, whether in hard copy or computer or other electronic format, including legal records, warranty records, equipment logs, lists of present and former customers, distributors and suppliers, customer service and collection records, billing tapes, month-end tapes, documentation developed or used for accounting, marketing, services or any other purpose related to the conduct of the Business, other than (i) those relating solely to the Excluded Assets or Excluded Liabilities and (ii) Tax Returns and Tax records.

“CERCLA” shall have the meaning specified in Section 3.12.

“Certificate of Incorporation” shall have the meaning specified in Section 3.1.

“Closing” shall have the meaning specified in Section 2.10.

“Closing Date” shall have the meaning specified in Section 2.10.

“Closing Date Accounts Receivable Amount” means the value of Business Accounts Receivable set forth on the Closing Date Statement.

“Closing Date Inventory Amount” means the value of the Business Inventory set forth on the Closing Date Statement.

“Closing Date Inventory Statement” shall have the meaning specified in Section 2.7.

“Closing Date Statement” shall have the meaning specified in Section 2.7.

“Closing Payment” shall have the meaning specified in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” shall have the meaning specified in the Preamble.

“Company Board” means the Board of Directors of Company.

“Company Balance Sheet” means the balance sheet of Company dated as of June 30, 2006 included in the Financial Statements.

“Company Common Stock” shall have the meaning specified in Section 3.1.

“Company Disclosure Letter” shall have the meaning specified in Article III.

“Company Owned Copyrights” shall have the meaning specified in Section 3.19(d).

“Company Patents” shall have the meaning specified in Section 3.19(a).

“Company Registered Copyrights” shall have the meaning specified in Section 3.19(a).

“Company Software” shall have the meaning specified in Section 3.19(m).

“Company Trademarks” shall have the meaning specified in Section 3.19(a).

“Confidentiality Agreement” shall have the meaning specified in Section 5.2(b).

“Contaminant” shall have the meaning specified in Section 3.19(q).

“Contract” shall have the meaning specified in Section 3.9(a).

“Default” means (a) any actual breach or default, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default or (c) the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.

“Disabling Code” shall have the meaning specified in Section 3.19(q).

“Dispute” shall have the meaning specified in Section 10.12(a).

“Dispute Notice” shall have the meaning specified in Section 10.12(b).

“Employee” means any full-time or part-time employee, officer or director of Company.

“Employment Agreements” means the employment agreements to be entered into by Purchaser and each of the persons listed in Schedule 1.1(d).

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance or other right of third parties of any kind, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Claim” means any claim, violation or liability, by or of any Person relating to liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (a) the presence, discharge, emission, release or threatened release of any Hazardous Substance (as defined below) at any location and any exposure of Persons to such Hazardous Substance at any location, (b) the use, handling, treatment, storage or disposal of any

Hazardous Substance, (c) circumstances forming the basis of any violation or alleged violation of any Environmental Laws (as defined below) or Permits or (d) otherwise relating to obligations or liabilities under any Environmental Law.

“Environmental Law” shall have the meaning specified in Section 3.12.

“Equipment” means all of the tangible personal property, including, without limitation, the furnishings, furniture, machinery, office supplies, computer equipment, servers, printers, software and hardware products, trade fixtures, tools, vehicles, material handling equipment, forklifts, racks, shelving, carts, handtrucks and other equipment of every kind and nature owned or leased by Company and related to,  used or held for use in connection with, the Business.

“ERISA” shall have the meaning specified in Section 3.13(a).

“ERISA Affiliate” shall have the meaning specified in Section 3.13(a).

“Escrow Agent” shall have the meaning specified in Section 2.4(b).

“Escrow Agreement” shall have the meaning specified in Section 2.4(b).

“Escrow Amount” shall have the meaning specified in Section 2.4(b).

“Escrow Fund” shall have the meaning specified in Section 2.4(b).

“Escrow Termination Date” means the first anniversary of the Closing Date.

“Excluded Assets” means the Company’s right, title and interest in, to and under the following, which are not acquired by Purchaser hereunder:

(i)        the minute books, stock records, stock certificates, organizational documents and corporate seals of Company;

(ii)       all contracts and agreements that are not Assumed Contracts;

(iii)      any cash and cash equivalents of Company on the Closing Date;

(iv)      the Retained Receivables;

(v)       the rights in connection with and assets of any Benefit Plan on the Closing Date;

(vi)      all claims for Tax refunds (or credits) or Tax loss carryforwards relating to the operation of the Business for any period or portion thereof ending on or before the Closing Date;

(vii)     all claims (including pending claims), rights, causes of action, suits, judgments and demands of any nature in favor of Company to the extent relating to, or otherwise arising out of, the Retained Business, Excluded Assets or Excluded Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent;

(viii)    all Permits to the extent not transferable to Purchaser;

(ix)       all Non-assumed Contracts;

(x)        all Inventory related to, used or held for use in connection with, the Retained Business and all Excluded Inventory;

(xi)       all rights of Company under this Agreement and the Ancillary Agreements; and

(xii)      all other assets, properties and rights related to the Business that are disclosed on Schedule 1.1(e).

“Excluded Inventory” shall mean any Inventory (i) which the Company has agreed to sell to another party and (ii) with respect to which the Company has received full payment from such party, whether or not the Company has invoiced such party for the sale of such Inventory.

“Excluded Liabilities” means, except for Assumed Liabilities, all liabilities of Company, whether arising before, on or after the Closing Date.  Without limiting the generality of the preceding sentence, the Excluded Liabilities include the following liabilities of Company (for purposes of clarification, no portion of the following items described in the remainder of this definition shall constitute an Assumed Liability):

(i)        any liability that relates to, or otherwise arises out of, the conduct or operation of the Business on or before the Closing Date, including any warranty or guarantee obligations, any obligations and liabilities for refunds, adjustments or allowances of any kind;

(ii)       any liability that relates to, or otherwise arises out of, the Retained Business;

(iii)      any liability (i) under any Assumed Contract that is to be, or was to have been, performed on or before the Closing Date or that relates to any action or inaction of Company or any of its Affiliates occurring on or before the Closing Date, and (ii) under any Contract other than the Assumed Contracts, including, without limitation, any Non-assumed Contract;

(iv)      any liability for Taxes, including, without limitation, (i) any Taxes that relate to, or otherwise arise out of, the Business or the Acquired Assets, with respect to all periods or portions thereof ending on or prior to the Closing Date,  and (ii) any Taxes that will arise as a result of the transactions contemplated by this Agreement (including, but not limited to, any transfer, documentary, sales, use and other Taxes assessed upon or with respect to the transfer of the Acquired Assets to Purchaser, and any recording or filing fees with respect thereto);

(iv)      any liability arising in respect of or relating to any Benefit Plan;

(v)       any liability for severance or other payments arising out of the transactions contemplated by this Agreement or otherwise to Employees who are not Transferred Employees;

(vi)      any liability from or relating to any indebtedness of Company or arising out of or relating to any credit facilities, capital leases or guarantees of Company or any Encumbrances related thereto;

(vii)     any liability relating to any Proceeding to which Company is or becomes a party that relates to or arises out of facts or circumstances existing before the Closing Date;

(viii)    any liability relating to Company failing to observe or comply with any Applicable Law, including, without limitation, any Applicable Law which relates to the sale of property in bulk in connection with the transfer of the Acquired Assets to Purchaser;

(ix)       any liability in connection with any obligations owing to any Affiliate of Company;

(x)        any liability under this Agreement or any Ancillary Agreement;

(xi)       any liability relating to an Excluded Asset or not associated with the Acquired Assets;

(xii)      any liability imposed upon Purchaser as a successor to or acquiror of the Business where such liability has not been expressly assumed by Purchaser as an Assumed Liability;

(xiii)     any liability based on any action, event, facts or circumstances relating to Company, the Acquired Assets or the Business arising or existing prior to the Closing Date;

(xiv)    any liability arising from, or relating to, the formation, organization or capitalization of Company or the capital stock of Company, including any common stock and preferred stock of Company, or any options, warrants or other rights to acquire any capital stock of Company, and including any liability relating to the manner in which any capital stock, or any options, warrants or other rights to acquire any capital stock of Company, were issued or granted, or relating to the distribution of proceeds from the transactions contemplated hereby to holders of capital stock of Company or any option, warrant or other right to acquire any capital stock of Company (including any liability that arises because such distribution or transaction may have constituted a fraudulent conveyance under applicable federal or state law, or may have violated state corporate law governing dividends, redemptions or other similar laws);

(xv)     any liability based on misappropriation, unauthorized use or infringement of any Intellectual Property of any Person by Company or with respect to Business Intellectual Property; and

(xvi)    any liability based upon acts or omissions of Company or its Representatives, shareholders or Affiliates.

“Financial Statements” means the financial statements for Company attached hereto as Exhibit C, which consist of (i) a balance sheet dated as of December 31, 2005 and related statement of income and statement of cash flows for the year ended December 31, 2005; and (ii) the Company Balance Sheet and related statement of income and statement of cash flows for the six-month period ending June 30, 2006.

“GAAP” means accounting principles generally accepted in the United States consistently applied over all relevant periods.

“Governmental Authority” means any court, administrative agency, regulatory body, commission or other governmental authority or instrumentality of the United States or any other country or any state, county, municipality or other governmental division of any country.

“Hazardous Materials” shall have the meaning specified in Section 3.12.

“Immediate Family”, with respect to any specified Person who is a natural person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Inbound License Agreements” shall have the meaning specified in Section 3.19(g).

“Indemnification Claim” shall have the meaning specified in Section 9.2b).

“Indemnifying Party” shall have the meaning specified in Section 9.3(a).

“Independent Accountants” shall have the meaning specified in Section 2.7(d).

“Independent Appraisers” shall have the meaning specified in Section 2.7(d).

“Intellectual Property” shall have the meaning specified in Section 3.19(a).

“Inventory” means all inventory, including raw and packing materials, work-in-progress, finished goods, supplies, parts and similar items owned by Company but shall exclude any Excluded Inventory.

“IRS” shall have the meaning specified in Section 3.13(d).

“JAMS” shall have the meaning specified in Section 10.12(c).

“Knowledge” of Company means the knowledge of the officers and directors (other than Eddie Fisher and Brad Fisher) of Company, which will be deemed to include (i) the actual knowledge of such individuals; and (ii) the knowledge that a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation  of the surrounding facts, circumstances, events or other matters at issue, whether or not in fact he or she made such reasonable investigation.

“Liquidator” shall have the meaning specified in Section 2.5(c).

“Losses” shall have the meaning specified in Section 9.2(a).

“Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is or could reasonably be expected to be materially adverse to (i) the business, operations, assets, condition (financial or otherwise), results of operations, liabilities or prospects of Company or the Business, as applicable, or (ii) the ability of Company to perform its obligations under this Agreement or the Ancillary Agreements.

“Material Consents” means the consents, approvals, authorizations, notifications or filings identified on Schedule 1.1(g).

“Material Contracts” shall have the meaning specified in Section 3.9(a).

“Minimum Inventory Sales Amount” means an amount equal to one hundred and twenty-four percent (124%) of the Closing Date Inventory Amount.

“Non-assumed Contracts” means a Contract that is listed on Schedule 1.1(b), but with respect to which the Company has not obtained the consent required from a third-party in order to assign such Contract to Purchaser or which the Purchaser elects, in its sole discretion, not to assume.

“Notice of Disagreement” shall have the meaning specified in Section 2.7(d).

“Ordinary Course of Business” or “Ordinary Course” or any similar phrase shall describe any action taken by a Person if:

(i)        such action is consistent in manner and amount with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii)       such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required by Applicable Law or consistent with customary practice of such Person to be authorized by the parent company or equity holders (if any) of such Person.

“Other Intellectual Property Rights” shall have the meaning specified in Section 3.19(a).

“Outbound License Agreement” shall have the meaning specified in Section 3.19(g).

“Patents” shall have the meaning specified in Section 3.19(a).

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or with any other Person, relating to the Acquired Assets, the Assumed Liabilities or the past or present conduct or operation of, the Business.

“Permitted Encumbrances” means (i) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used in connection with the Business, (ii) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due, (iii) mechanic’s, materialmen’s and similar liens arising in the Ordinary Course of Business or by operation of law.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.

“Prepaid Items” means all credits, cash reserves, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of Company arising from or related to the Business or the Acquired Assets.

“Price Allocation” shall have the meaning specified in Section 2.6(a).

“Proceeding” shall have the meaning specified in Section 3.17.

“Property Taxes” shall have the meaning specified in Section 2.9.

“Purchase Price” shall have the meaning specified in Section 2.3.

“Purchaser” shall have the meaning specified in the Preamble.

“Purchaser Indemnitee” shall have the meaning specified in Section 9.2(a).

“Real Property” shall have the meaning specified in Section 3.5.

“Related Party”, with respect to any specified Person, means:  (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of an individual described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such other Person’s Immediate Family, more than 10% of the outstanding equity or ownership interests of such specified Person.

“Representative” means, with respect to any Person, any officer, director, principal, employee, advisor, consultant, auditor, agent, banker or other representative of such Person.

“Representative Agreements” shall have the meaning specified in Section 9.6(a).

“Restricted Services” means purchasing and remarketing wholesale, surplus, salvage, overstock, closeout and store returned merchandise (specifically excluding, however, the sale of used clothing or shoes purchased from thrift or charitable organizations that are not suppliers to the Business, such as Goodwill Industries or the Salvation Army, and subsequently remarketed to international buyers that are not buyers in connection with the Business).

“Retained Business” means the businesses or operations of Company other than the Business,  including without limitation the Retail Business.

“Retail Business” shall have the meaning specified in the Preamble.

“Retained Receivables” means the Accounts Receivable arising prior to the Closing Date and listed on Schedule 1.1(h).

“Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Business, the Acquired Assets or the Assumed Liabilities, including: (i) all rights under any Assumed Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Business Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; (iii) all rights under all guarantees, express or implied warranties, indemnities and similar rights arising from or related to the Business, the Acquired Assets or the Assumed Liabilities; (iv) all proceeds from existing insurance policies of Company relating to pre-Closing claims or occurrences, any benefits under such policies and any claims of Company with respect thereto, to the extent arising out of an insured loss of Company covered by any such policy whether occurring before or after the Closing Date; and (v) all claims (including pending claims and counterclaims), rights, causes of action, suits, judgments and demands of any nature in favor of Company that relate to, or otherwise arise out of, the Acquired Assets or Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent; except, in each of clauses (i) through (v) above, to the extent specifically related to Excluded Assets or Excluded Liabilities.

“Software” shall have the meaning specified in Section 3.19(m).

“Solvent” shall have the meaning specified in Section 3.27.

“Shareholder” shall have the meaning specified in the Preamble.

“Shareholders’ Representative” shall have the meaning specified in Section 9.6.

“Subsidiary” means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which Company or Purchaser (as the case may be) or any such other person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the capital stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Systems” shall have the meaning specified in Section 3.19(q).

“Takeover Proposal” means any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of all or any portion of Company, whether effected by sale of assets, sale of stock, merger or otherwise, other than Inventory to be sold in the ordinary course of business consistent with past practice.

“Tax” shall have the meaning specified in Section 3.11(a).

“Tax Return” shall have the meaning specified in Section 3.11(a).

“Termination Fee” means the terminating party’s out-of-pocket costs and expenses in connection with the transactions contemplated by this Agreement.

“Third Party Claim” shall have the meaning specified in Section 9.3(a).

“Threshold” shall have the meaning specified in Section 9.2(c).

“Trade Secrets” shall have the meaning specified in Section 3.19(a).

“Trademarks” shall have the meaning specified in Section 3.19(a).

“Transfer Tax” shall have the meaning specified in Section 5.10(a).

“Transferred Employees” shall have the meaning specified in Section 5.7(a).

“WARN Act” shall have the meaning specified in Section 3.18(g).

1.2.       Construction.  Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular.  The Schedules and Exhibits referred to herein shall be incorporated into this Agreement as an integral part hereof to the same extent as if they were set forth verbatim herein.  All “Article” and “Section” references herein are references to Articles and Sections of this Agreement, unless otherwise specified.  The Recitals and the captions and headings of Articles and Sections of this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement.  All references herein to dollars (or $) shall mean US Dollars.

ARTICLE II.

PURCHASE AND SALE

2.1.       Purchase and Sale of Acquired Assets.

(a)       Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and agreements herein set forth, at the Closing, Company shall irrevocably sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Company, the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)       The Acquired Assets shall not include, and Purchaser shall not purchase, any Excluded Assets, all of which shall be retained by Company.

2.2.       Assumed Liabilities; Excluded Liabilities.  On the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall assume and become responsible for the Assumed Liabilities.  Purchaser shall not assume, nor shall Purchaser agree to pay, perform, discharge or otherwise satisfy, or agree to indemnify Company or the Shareholders against or otherwise have any responsibility or obligation for or with respect to, any Excluded Liabilities.

2.3.       Purchase Price.  On the Closing Date, in full consideration for the Acquired Assets, Purchaser shall (i) assume the Assumed Liabilities, and (ii) in accordance with the provisions of Section 2.4, pay an amount equal to the Base Consideration, which amount shall be subject to adjustment as described in Sections 2.4(a) and  2.7 (as so adjusted, the “Purchase Price”).

2.4.       Payment of Purchase Price; Escrow Fund.

(a)       At the Closing, Purchaser shall deliver to Company Eight Million Five Hundred Thousand Dollars ($8,500,000) subject to adjustment insofar as feasible to reflect all prorations required pursuant to Section 6.2(a) (as so adjusted, the “Closing Payment”), by wire transfer of immediately available funds to an account designated in writing by Company.

(b)       At the Closing, Purchaser shall deposit with Bank of New York, as escrow agent (“Escrow Agent”), Eight Hundred Fifty Thousand Dollars ($850,000) plus any additional amount deposited pursuant to Section 2.7(e)(i), or less any amount paid pursuant to Section 2.7(g) (the “Escrow Amount”) in immediately available funds to be held as the escrow fund (the “Escrow Fund”) pursuant to the Escrow Agreement among the Escrow Agent, Company, the Shareholders and Purchaser dated as of the date hereof (the “Escrow Agreement”), a copy of which is attached as Exhibit D hereto.  Amounts in the Escrow Fund may be used (i) to satisfy claims arising under this Agreement (including claims for indemnification pursuant to Article IX) and (ii) to pay any amounts due to Purchaser under Section 6.3.

(c)       The Purchase Price delivered to Company and the Escrow Agent in accordance with the terms hereof and Purchaser’s assumption of the Assumed Liabilities shall be deemed to be full payment for and in satisfaction of all rights in and pertaining to the Acquired Assets.

2.5.       Necessary Actions; Further Action.

(a)       Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Acquired Asset that by its terms or pursuant to Applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given.  Company and each Shareholder shall use its best efforts, and Purchaser shall cooperate reasonably with Company, to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary

Agreements and to obtain any other consents and waivers necessary to convey to Purchaser all of the Acquired Assets.  Other than with respect to any Non-assumed Contract, in the event any such consents or waivers have not been obtained on or prior to the Closing Date, Company and each Shareholder shall use its best efforts to obtain the relevant consents or waivers until such consents or waivers are obtained, and Company and each Shareholder will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of Company in the benefits under any such Acquired Asset, including performance by Company, if economically feasible, as agent; provided that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor hereunder if such consents or waivers had been obtained.  Nothing in this Section 2.5(a) shall affect Purchaser’s right to terminate this Agreement under Section 8.1(c) in the event that any consent or waiver as described herein is not obtained.

(b)       If any further action is necessary or desirable at any time before, at or after the Closing to carry out the purposes and intent of this Agreement and the Ancillary Agreements, and to vest in Purchaser all rights, title and interests in and to the Acquired Assets, Company and each Shareholder shall take all such necessary or desirable actions.  Without limiting the foregoing, Company and each Shareholder agrees to assist and cooperate with Purchaser in collecting, transferring, assigning, asserting or enforcing any claim, right or title of any kind in or to the Acquired Assets, and to do all such acts and things in relation thereto as Purchaser shall reasonably request.

(c)       If, following the Closing, the Company Board and the Shareholders vote to dissolve Company and a Person is appointed to dispose of Company’s assets, discharge its liabilities, and otherwise wind up its affairs in compliance with Applicable Law (such person, the “Liquidator”),  Company and the Shareholders shall instruct the Liquidator to (i) cause Company to perform its obligations under this Agreement and the Ancillary Agreements, including, without limitation, Company’s obligations under Sections 2.5, 2.6, 2.7, 2.9, 5.2, 5.5, 5.8, 5.9, 5.10, 5.11, 5.13, 5.14, 6.1, 6.2 and 6.3 of this Agreement and (ii) take any actions requested by Purchaser to acknowledge and agree to the Liquidator’s responsibilities under this Section 2.5(c) to cause Company to perform its obligations under this Agreement and the Ancillary Agreements.  The Liquidator and the Shareholders shall be jointly and severally liable for causing Company to perform its obligations under this Agreement and the Ancillary Agreements.

2.6.       Purchase Price Allocation.

(a)       Within sixty (60) days after the Closing Date, Purchaser shall provide to Company a draft purchase price allocation (the “Price Allocation”), which shall be prepared in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder.  Purchaser and Company expect that the aggregate value allocable to furniture, fixtures and equipment in such Price Allocation shall be approximately $600,000.  Company shall propose to Purchaser any changes to the draft Price Allocation within thirty (30) days of the receipt thereof.   If any such changes are proposed, Company and Purchaser shall negotiate in good faith and shall use their reasonable efforts to agree upon the final Price Allocation.  Notwithstanding the foregoing, if Company and Purchaser cannot agree upon a final Price Allocation, Company and

Purchaser covenant and agree to file and cause their respective Affiliates to file, all Tax Returns (including amended returns, claims for refund and those returns and forms required under Section 1060 of the Code and any applicable Treasury regulations) consistent with each of Company’s and Purchaser’s good faith allocations, unless otherwise required by law.  Company and Purchaser agree to act in accordance with the Price Allocation, if agreed to by both Company and Purchaser, or in accordance with their respective good faith allocations, if Company and Purchaser do not agree to the Price Allocation, for all purposes and agree not to take any position on any Tax Return inconsistent therewith, and to conduct any audit, Tax proceeding or Tax litigation relating thereon in a manner consistent therewith.

(b)       Any indemnification payment treated as an adjustment to the total consideration paid for the Acquired Assets under Section 9.2 shall be reflected as an adjustment to the consideration allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Acquired Assets in accordance with the Price Allocation method provided in this Section 2.6.

2.7.       Purchase Price Adjustment.

(a)       Inventory and Accounts Receivable Adjustment.  The Purchase Price shall be adjusted in accordance with Section 2.7(e) based on the difference between the Closing Date Inventory Amount and the Closing Date Accounts Receivable Amount.

(b)       Physical Inventory; Closing Date Inventory Statement.  Company will provide to Purchaser a full and complete listing of the Business Inventory no later than the start of business on the third Business Day immediately prior to the Closing Date.  Purchaser shall cause a third party to conduct a physical count of the Business Inventory on the third Business Day immediately prior to the Closing Date.  The Business Inventory shall be valued in accordance with Schedule 2.7(b).  Purchaser shall, based on such physical count of the Business Inventory, then prepare or cause to be prepared, at Purchaser’s expense, a statement setting forth the Closing Date Inventory Amount (the “Closing Date Inventory Statement”), and a copy thereof shall be delivered by Purchaser to Company.  Purchaser and Company shall agree on the Closing Date Inventory Amount as set forth on the Closing Date Inventory Statement no later than one (1)  Business Day prior to the Closing Date.

(c)       Closing Date Statement.  Following the Closing, Purchaser shall prepare or cause to be prepared, at Purchaser’s expense, a statement setting forth the Closing Date Accounts Receivable Amount (together with the Closing Date Inventory Amount, the “Closing Date Statement”), and a copy of the Closing Date Statement, along with Purchaser’s calculation of any adjustment to the Purchase Price required pursuant to Section 2.7(e), shall be delivered by Purchaser to Company within thirty (30) Business Days after the Closing Date.  Company and its Representatives shall cooperate fully with all Representatives of Purchaser in the preparation of the Closing Date Statement and, without limiting the generality of the foregoing, each such Representative shall be reasonably available during normal business hours to Purchaser upon reasonable prior request.  For purposes of reviewing the Closing Date Statement, Company shall have reasonable access to all data, schedules and work papers used by Purchaser in preparing the Closing Date Statement, and the employees and Representatives of Purchaser involved in preparing the Closing Date Statement.

(d)       Resolution of Disputes.  The determination of the Closing Date Inventory Amount and the Closing Date Accounts Receivable Amount  shall become final and binding upon the parties on the thirtieth (30th) day following receipt of the Closing Date Statement by Company unless Company delivers written notice of its disagreement (a “Notice of Disagreement”) to Purchaser before such date.  Any Notice of Disagreement shall specify whether Company disagrees with the Closing Date Inventory Amount and/or the Closing Date Accounts Receivable Amount and the basis for such disagreement in reasonable detail.  Any item to which Company does not expressly object in the Notice of Disagreement shall be deemed to have been accepted by Company and shall become final and binding upon Company.  If a Notice of Disagreement is sent by Company, then Company and Purchaser shall seek in good faith to resolve in writing any differences which they may have with respect to any amount specified in the Notice of Disagreement within the twenty day period following receipt of the Notice of Disagreement.

(i)      If, at the end of such twenty (20) day period, Company and Purchaser have not reached agreement on the Closing Date Accounts Receivable Amount, the amounts that remain in dispute shall be recalculated by an independent public accounting firm selected by Purchaser (the “Independent Accountants”), acting as experts and not as arbitrators.  The Independent Accountants shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.7 within the range of the difference between Purchaser’s position with respect thereto and Company’s position with respect thereto.  Company and Purchaser shall direct the Independent Accountants to deliver to Company and Purchaser, within twenty (20) days after being retained, a report setting forth each recalculation.  Any amounts so recalculated shall be final and binding on the parties hereto, and judgment thereon may be entered in any court having jurisdiction.  Company shall bear fifty percent of the fees and expenses of the Independent Accountants incurred under this Section 2.7(d) (which costs are not payable out of the Escrow Fund) and Purchaser shall bear fifty percent of the fees and expenses of the Independent Accountants incurred under this Section 2.7(d).

(ii)     If, at the end of the twenty (20) day period referred to in Section 2.7(d) above, Company and Purchaser have not reached agreement on the Closing Date Inventory Amount, they shall refer their differences with respect to particular items of Inventory to a nationally recognized firm of personal property appraisers as shall be agreed in writing by Purchaser and Company (the “Independent Appraisers”), acting as experts and not as arbitrators.  The Independent Appraisers shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.7(d) within the range of the difference between Purchaser’s position with respect thereto and Company’s position with respect thereto.  Company and Purchaser shall direct the Independent Appraisers to deliver to Company and Purchaser, within twenty (20) days after being retained, a report setting forth each recalculation.  Any amounts so recalculated shall be final and binding on the parties hereto, and judgment thereon may be entered in any court having jurisdiction.  Company shall bear fifty percent of the fees and expenses of the Independent Appraisers incurred under this Section 2.7(d) (which costs are not payable out of the Escrow Fund) and Purchaser shall bear fifty percent of the fees and expenses of the Independent Appraisers incurred under this Section 2.7(d).

(e)       Final Adjustment.  The Purchase Price shall be adjusted, upwards or downwards, as follows:

(i)      if the Closing Date Inventory Amount as finally determined pursuant to Section 2.7 is greater than the Closing Date Accounts Receivable Amount, the Purchase Price shall be adjusted upwards in an amount equal to the difference between the Closing Date Inventory Amount and the Closing Date Accounts Receivable Amount, and Purchaser shall pay ninety percent (90%) of such amount to Company and ten percent (10%) of such amount to the Escrow Agent for deposit into the Escrow Fund within five (5) Business Days after the date on which the Closing Date Inventory Amount and the Closing Date Accounts Receivable Amount are finally determined; and

(ii)     if the Closing Date Inventory Amount as finally determined pursuant to Section 2.7 is less than the Closing Date Accounts Receivable Amount, the Purchase Price shall be adjusted downwards in an amount equal to the difference between the Closing Date Inventory Amount and the Closing Date Accounts Receivable Amount,  and Company shall pay such amount to Purchaser within five (5) Business Days after final determination of the Closing Date Inventory Amount and Closing Date Accounts Receivable Amount.

(f)        Amounts to be paid pursuant to Section 2.7(e) shall bear interest from the Closing Date to the date of such payment at a rate equal to the prime rate in effect from time to time at Citibank, N.A. in New York, calculated on the basis of a year of 365 days and the number of days elapsed.

(g)       If the amount remaining in the Escrow Fund following the payment required under Section 2.7(e) is greater than ten percent (10%) of the Purchase Price as adjusted pursuant to this Section 2.7, the Escrow Agent shall distribute to Company in accordance with the Escrow Agreement a portion of the Escrow Fund such that the amount remaining in the Escrow Fund is equal to ten percent (10%) of the Purchase Price, as adjusted pursuant to Section 2.7(e).  The amount of the distribution required pursuant to this Section 2.7(g), if any, shall be determined without regard to any claims made or pending against the Escrow Fund for indemnification in accordance with Section 6.3 or Article IX.

2.8.       Withholding Rights.  Purchaser shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of Applicable Law.  To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Purchaser, such amounts shall be treated for all purposes of this Agreement as having been paid to Company.

2.9.       Allocation of Taxes.  All state, county and local ad valorem and real or personal property Taxes on Acquired Assets (“Property Taxes”) shall be prorated between Purchaser and Company as of the Closing Date, computed by multiplying the amount of Property Taxes for the fiscal period for which the same are levied or assessed by a fraction, the numerator of which is the number of days in such fiscal period up to and including the Closing Date and the denominator of which is the number of days in such fiscal period.  In connection with such proration of Property Taxes, in the event that actual Property Tax figures are not available at the

Closing Date, proration of Property Taxes shall be based upon the actual Property Taxes for the preceding fiscal year for which actual Property Tax figures are available, and a good faith estimate (based on facts currently available) of the Property Taxes payable with respect to the current fiscal year.

2.10.     Closing.  The sale and purchase of the Acquired Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue, N.W., Washington, DC 20036, at 10:00 A.M. local time on October 16, 2006, or at such other place or at such other time or on such other date as Purchaser and Company mutually may agree in writing.  The day on which the Closing takes place is referred to as the “Closing Date.”

2.11.     Deliveries by Company.

(a)       On or prior to the date hereof, Company has delivered to Purchaser copies of Schedule 1.1(h) and Schedule 3.13(f), which have been prepared as if the date hereof was the Closing Date;

(b)       On the third Business Day prior to the Closing Date, Company shall deliver to Purchaser:

(i)      copies of Schedule 1.1(h) and Schedule 3.13(f), which shall be prepared as of the Closing Date;

(ii)     a true, correct and complete list of the Accounts Receivable, including the aging thereof as of the third Business Day prior to the Closing Date; and

(iii)    a true and complete list of all Inventory as of the third Business Day prior to the Closing Date, the value thereof and the address at which such Inventory is located.

(c)       On or prior to the Closing Date, Company and the Shareholders, as appropriate, shall deliver, or cause to be delivered, to Purchaser the following:

(i)      the executed Escrow Agreement, Assignment and Assumption Agreement and Bill of Sale;

(ii)     a certificate executed by the Secretary of Company, dated as of the Closing Date, certifying as to (A) the Certificate of Incorporation and bylaws of Company; (B) resolutions adopted by the Company Board relating to the transactions contemplated by this Agreement and the Ancillary Agreements; (C) the good standing of Company in the State of Tennessee; (D) incumbency; and (E) specimen signatures of officers of Company executing this Agreement and the Ancillary Agreements;

(iii)    such bills of sale, instruments of transfer, assignment and conveyance and other instruments as Purchaser shall deem necessary or appropriate to convey, transfer and assign to Purchaser and effectively vest in Purchaser all right, title and interest in and to, and good and marketable title to, the Acquired Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, including, without limitation, instruments of assignment of the Assumed Contracts and all necessary assignments of Business Intellectual Property to Purchaser;

(iv)    evidence satisfactory to Purchaser of the removal of Encumbrances, other than Permitted Encumbrances, on the Acquired Assets;

(v)     the opinion of Callister & Broberg, a Law Corporation, counsel for Company, dated as of the Closing Date, a copy of which is attached hereto as Exhibit E;

(vi)    such keys, passwords, codes, lock and safe combinations and other similar items as Purchaser shall require to obtain immediate and full possession and control of the Acquired Assets;

(vii)   copies of all Material Consents;

(viii) all Business Records;

(ix)     executed Employment Agreements or consulting agreements between Purchaser and each of the persons listed in Schedule 1.1(d);

(x)      a duly executed certificate of an executive officer of Company certifying the fulfillment of the conditions set forth in Section 7.1(a); and

(xi)     such other documents and items as Purchaser reasonably requests.

2.12.     Deliveries by Purchaser.  On or prior to the Closing Date, Purchaser shall deliver, or cause to be delivered, to Company, the Escrow Agent or third parties, as applicable, the following:

(a)       the Closing Payment and the Escrow Amount;

(b)       the executed Escrow Agreement, Assignment and Assumption Agreement and Bill of Sale;

(c)       executed Employment Agreements; and

(d)       a duly executed certificate of an executive officer of Purchaser certifying the fulfillment of the conditions set forth in Section 7.2(a).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF

COMPANY AND SHAREHOLDERS

As a material inducement to Purchaser to enter into this Agreement, except as disclosed in the disclosure letter delivered to Purchaser by Company concurrently herewith (the “Company Disclosure Letter”) and except as provided herein, Company and each Shareholder jointly and severally make the following representations and warranties to Purchaser as of the date of this

Agreement and as of the Closing Date.  Notwithstanding any other provision of this Agreement or the Company Disclosure Letter, each exception set forth in the Company Disclosure Letter will be deemed to qualify only those representations and warranties set forth in this Agreement that are specifically identified (by cross-reference or otherwise) in the Company Disclosure Letter as being qualified by such exception.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Company Disclosure Letter.

3.1.       Organization.

(a)       Company is duly organized and validly existing under the laws of the State of Tennessee with full corporate power and corporate authority to conduct the Business and its other businesses as each is presently being conducted and to own or lease, as applicable, its assets and properties.  Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary.  Copies of Company’s Charter (the “Certificate of Incorporation”) and the Company’s current bylaws, and all amendments thereto, have heretofore been delivered to Purchaser and are accurate and complete as of the Closing Date.

(b)       Other than shares of common stock, no par value per share, of Company (“Company Common Stock”) held by the Shareholders, no other equity securities of Company are issued and outstanding.    There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to equity securities of Company; (ii) no equity securities of Company have been reserved for issuance for any purpose; and (iii) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to Company.

(c)       Each Shareholder has good title to, and is the record holder and beneficial owner of, the Company Common Stock held by such Shareholder, free and clear of any Encumbrances and defects of title whatsoever.  Each Shareholder holds the amount of Company Common Stock set forth opposite his name on Schedule 3.1(c).

3.2.       No Subsidiaries.  Company does not own or control, directly or indirectly, any Subsidiary, and, except as set forth on Schedule 3.2, Company has no interest in any other corporation, limited liability company, partnership, trust, joint venture, association or other entity.

3.3.       Authorization.

(a)       Company has all necessary power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is or will be a party by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly approved by the Company Board, which is a duly appointed and elected board of directors, and by the shareholders of Company in unanimity.  No other proceeding on the part of Company or its shareholders is necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Company, and, upon execution and delivery of the Ancillary Agreements, this Agreement and the Ancillary Agreements to which Company is or will be a party will be, the legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

(b)       Each Shareholder has all necessary power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by each Shareholder, and, upon execution and delivery of the Ancillary Agreements, this Agreement and the Ancillary Agreements to which Shareholder is or will be a party will be, the legal, valid and binding obligations of such Shareholder, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally.

3.4.       Title to Properties and Assets; Sufficiency of Assets.

(a)       Except as set forth on Schedule 3.4(a), (i) Company has good and valid title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in, all of the Acquired Assets and (ii) Company holds title to each Acquired Asset which it purports to own, free and clear of any Encumbrances other than Permitted Encumbrances.

(b)       All items of tangible personal property with a value in excess of $5,000 included in the Acquired Assets are in good operating condition and repair and are adequate for the conduct of the Business in substantially the same manner as currently conducted.  Schedule 3.4(b) sets forth a true and complete list of each item of tangible personal property included in the Acquired Assets having a value in excess of $5,000; items in Schedule 3.4(b) denoted with an asterisk (*) are leased by Company.

(c)       The delivery to Buyer of the Bill of Sale will transfer to Buyer good and valid title to, or a license to use or a valid leasehold interest in, all of the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

(d)       The Acquired Assets constitute and will constitute on the Closing Date all of the assets, property and rights, tangible or intangible, that are used or held for use by Company in the Business, other than the Excluded Assets, and that are necessary and sufficient for the conduct of the Business as currently conducted or as proposed to be conducted.

3.5.       Real Property.  Schedule 3.5 sets forth a true and complete list of all real property leased by Company in respect of the Business (collectively, the “Real Property”), including the location of, and a brief description of the nature of the activities conducted on, such Real Property.  Company does not currently own and has not previously owned any real property.  Company does not lease any real property except as set forth on Schedule 3.5.

3.6.       Financial Statements; Books and Records.

(a)       Company has delivered to Purchaser true and correct copies of the Financial Statements.  The Financial Statements (i) are correct and complete in all material respects, (ii) have been prepared in accordance with the books and records of Company, (iii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iv) fairly and accurately present the financial position of Company as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended, except as otherwise noted therein.  Specifically, but not by way of limitation, the Company Balance Sheet discloses all of the debts, liabilities and obligations of any nature of Company in respect of the Business, whether due or to become due, as of the date thereof to the extent such debts, liabilities and obligations are required to be disclosed in accordance with GAAP.

(b)       Company has made and kept (and given Purchaser access to) true, correct and complete books and records, which, in reasonable detail, accurately and fairly reflect the activities of Company.  Company’s books and records have been maintained in accordance with sound business practices, including the maintenance of a effective system of internal control over financial reporting.

3.7.       Liabilities.  Except (i) as disclosed in the Financial Statements as of and for the period ended July 31,2006 and the Company Balance Sheet; (ii) for liabilities incurred after July 31, 2006 in the Ordinary Course of Business that are not, individually or in the aggregate, material to the Business (none of which results from or relates to any breach of contract, tort, infringement or violation of Applicable Law); or (iii) for liabilities that have been discharged or paid in full, Company has not incurred any liabilities of any nature, including without limitation in respect of the Business or to which the Business may be subject, whether known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including, without limitation, “off-balance sheet” liabilities.

3.8.       Absence of Certain Changes.  Since December 31, 2005, there has not been any change, effect, event, occurrence, state of facts or development known to Company that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Company or the Business.  Without limiting the generality of the foregoing, except as disclosed in Schedule 3.8 or except as contemplated hereby, since December 31, 2005:

(a)       Company has conducted the Business in the Ordinary Course of Business;

(b)       Company has not incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed, or otherwise become responsible for, the obligations of any Person, or made any loans or advances, in each case affecting Company, the Business or the Acquired Assets or to which Company or the Business may be subject, or otherwise incurred any liability that would constitute an Assumed Liability, except in the ordinary course of business;

(c)       there has not been any change in any method of accounting or accounting practice by Company, except for any such change required by reason of a change in GAAP and set forth on Schedule 3.8(c);

(d)       Company has not (i) granted any severance or termination pay to any Employee, (ii) entered into any employment, deferred compensation or other similar agreement with (or any amendment to any such existing agreement) any Employee, (iii) increased the benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) increased the compensation, bonus or other benefits payable to Employees, in each case other than in the Ordinary Course of Business;

(e)       Company has not sold, transferred or disposed of any assets, properties or rights, including, without limitation, any Rights, other than in the Ordinary Course of Business;

(f)        Company has not entered into any joint venture, partnership, exclusive dealing, noncompetition or similar agreement with any Person;

(g)       Company has not made any loans or advances to any Person, other than ordinary advances to Employees for travel expenses;

(h)       Company has not made any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Company;

(i)        there has not been any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or prospects of Company or the Business;

(j)        there has not been any satisfaction or discharge of an Encumbrance or payment of any obligation by Company, except such a satisfaction, discharge or payment made in the Ordinary Course of Business that is not material to the assets, properties, financial condition, operating results or prospects of Company or the Business;

(k)       there has not been any write-down of the value of any asset or Inventory used or held for use in the Business or any write-off as uncollectible of any Accounts Receivable or any portion thereof of Company in respect of the Business;

(l)        Company has not made any change or amendment to an Assumed Contract, except for changes or amendments which are disclosed in this Agreement;

(m)      there has not been any creation or assumption by Company of any Encumbrance, other than Permitted Encumbrances, on any Acquired Asset;

(n)       Company has not canceled, compromised, waived or released any right or claim relating to the Business or the Acquired Assets;

(o)       Company has not permitted the lapse of any existing policy of insurance;

(p)       Company has not permitted the lapse of any right relating to any Assumed Contract, Intellectual Property or any intangible asset used or held for use in connection with the Business;

(q)       Company has not accelerated the collection of or discounted any Receivables, delayed the payment of liabilities or deferred expenses, or otherwise increased cash on hand, except in the Ordinary Course of Business;

and

(r)        Company has not authorized or committed or agreed to take any of the actions described in subsections (a) through (q) of this Section 3.8.

3.9.       Material Contracts.

(a)       Schedule 3.9(a)  sets forth a complete and accurate list of all written or oral contracts, agreements, consensual obligations, promises, undertakings, legally binding arrangements, options, leases, licenses, sales and purchase orders, warranties, guarantees, indentures, mortgages, commitments and other instruments of any kind (each a “Contract”), to which Company is a party or to which Company, or any of its properties, is otherwise bound, and that relates to Company or the Business as follows (each a “Material Contract” and, collectively, the “Material Contracts”):

(i)      each Contract of Company pursuant to which Company received (or was entitled to receive) or paid (or was purportedly obligated to pay) (A) in excess of $25,000 in the twelve (12) month period ended December 31, 2005, or (B) in excess of $12,500 in the six (6) month period ended June 30, 2006;

(ii)     each Contract that requires payment by or to Company after December 31, 2005 of more than $25,000;

(iii)    each Contract of Company relating to indebtedness for borrowed money, extension of credit or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) pursuant to which Company is obligated to make any future payment or payments, in the aggregate, in excess of $25,000;

(iv)    each Contract for the purchase or delivery of goods, or performance of Services, to Company or the Business;

(v)     each broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting or advertising Contract;

(vi)    each Contract with a Related Party;

(vii)   each employment Contract;

(viii)      each Contract that limits or purports to limit, the ability of Company or the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of Company or the Business to purchase from any Person or to hire any Person;

(ix)         each Contract that requires Company to grant “most favored customer” status or any type of special discount rights to any other Person;

(x)          each Contract that requires a consent to or other action by any Person for, or will be subject to default, termination, repricing or other renegotiation or cancellation  because of, the transactions contemplated by this Agreement or the Ancillary Agreements, or otherwise contains a provision relating to “change of control”, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(xi)         each  fidelity or surety bond or completion bond;

(xii)        each Contract providing for liquidated damages upon failure to meet performance or quality milestones;

(xiii)       each lease of personal property;

(xiv)       each Contract providing for  indemnification to or from any Person with respect to liabilities relating to Company, the business or the Acquired Assets;

(xv)        each Contract containing confidentiality clauses;

(xvi)       each Contract relating in whole or in part to any Business Intellectual Property;

(xvii)      each Contract relating to capital expenditures and involving future payments in excess of $25,000;

(xviii)     each Contract for the purchase of raw materials or services, including any construction Contract, involving in excess of $25,000;

(xix)       each Contract relating to any joint venture or partnership, merger, asset or stock purchase or divestiture Contract;

(xx)        each Contract that results in any Person holding a power of attorney that relates to Company, the Business or the Acquired Assets;

(xxi)       each Contract relating to settlement of any administrative or judicial proceedings within the past five years;

(xxii)      each Contract with a Governmental Authority; and

(xxiii)     each other Contract, whether or not made in the Ordinary Course of Business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $5,000 on an annual basis or in excess of $15,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by Company without penalty or further payment and without more than 30 days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of Company or the Business, each taken as a whole.

(b)       Each Material Contract is in full force and effect, paid currently and has not been materially impaired by any acts or omissions of Company.  Except for those Material Contracts denoted with an asterisk (*) as set forth on Schedule 3.9(a), no Material Contract requires the consent of any other contracting party to prevent a breach of, a Default under, or a termination, change in the terms or conditions or modification of, any Material Contract as a result of the consummation of the transactions contemplated hereby.  All of the Material Contracts are valid, binding and enforceable against Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.  Company has fulfilled, or taken all action reasonably necessary to enable it to fulfill when due, all of its material obligations under each of such Material Contracts.  Company is not in Default under any Material Contract.  To the Knowledge of Company, no other party is in Default under such Material Contracts and, to the Knowledge of Company, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a Default and no written notice of any claim of Default has been given to Company.  Neither Company nor any Shareholder is aware of any intent by any party to any Material Contract to terminate or amend the terms thereof or to refuse to renew any such Material Contract upon expiration of its term.  Company is not currently paying liquidated damages in lieu of performance under any Material Contract.  Company has delivered to Purchaser true and complete copies of all Material Contracts and any amendments thereto.

3.10.     Compliance with Other Instruments; No Conflicts.

(a)       Company is not in any violation, breach or Default of (i) any term of its Certificate of Incorporation, bylaws or similar organizational documents or (ii) any provision of Applicable Law that is applicable to or binding upon Company, the Acquired Assets or the Assumed Liabilities.

(b)       The execution, delivery and performance by Company and the Shareholders of and compliance with this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(i)      conflict with or violate the Certificate of Incorporation, bylaws or similar organizational documents of Company,

(ii)     conflict with or violate any Applicable Law applicable to Company, the Shareholders, the Business or any of the Acquired Assets or by which Company, the Shareholders, the Business or any of the Acquired Assets may be bound or affected;

(iii)    result in any breach or violation of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration of, give rise to any increased, accelerated or additional rights of any Person or otherwise adversely affect any rights of Company or the Business under, or result in the creation of any Encumbrance on any of the Acquired Assets pursuant to, any Material Contract.

3.11.     Taxes.

(a)       Definitions.  For purposes of this Agreement:

(i)      the term “Tax” (including with correlative meaning, the terms “Taxes” and “Taxable”) means all U.S. federal, state, local, provincial, foreign or other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind, including, without limitation, all income, franchise, sales, use, ad valorem, transfer, license, recording, employment (including federal and state income tax withholding, backup withholding, FICA, FUTA or other payroll taxes), environmental, excise, severance, stamp, occupation, premium, prohibited transaction, property, value-added, net worth, or any other taxes and any interest, penalties and additions imposed with respect to such amounts; and

(ii)     the term “Tax Return” means all U.S. federal, state, local, provincial and foreign returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents, and any amendments thereof (including, without limitation, any related or supporting information or schedule attached thereto) required to be filed with any Taxing authority in connection with the determination, assessment or collection of any Tax or Taxes.

(b)       Company has filed (or will file when due) all Tax Returns that are required to be filed in respect of the Acquired Assets or the Business, all such Tax Returns are accurate, and all Taxes with respect to such Tax Returns have been paid.  Company has paid all Taxes imposed with respect to the Acquired Assets, or otherwise payable by Company.

(c)       There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Acquired Assets and there are no grounds for the assertion or assessment of any Encumbrances against the Acquired Assets, or the Business in respect of any Taxes.  The transactions contemplated by this Agreement will not give rise to (i) the creation of any Encumbrances against the Acquired Assets or the Business in respect of any Taxes or (ii) the assertion of any additional Taxes against the Acquired Assets or the Business.

(d)       No claim has ever been made or threatened by a Tax authority in a jurisdiction where Company does not file Tax Returns that the Business is or may be subject to Taxes by that jurisdiction.  No Proceeding is pending or threatened by any Governmental Authority for any audit, examination, deficiency, assessment or collection from Company of any Taxes related to the Business, no unresolved claim for any deficiency, assessment or collection of any Taxes related to the Business has been asserted against Company and all resolved assessments of Taxes related to the Business have been paid.  No issues have been raised by the relevant taxing authorities on audit that are of a recurring nature and that would have an effect upon the Taxes of the Business.

3.12.     Environmental Matters.  During the period that Company has owned or leased the Real Property, (a) there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under the Real Property and (b) neither Company nor, to the Knowledge of Company, any third party, has used, generated, manufactured or stored on, under or about the Real Property or transported to or from the Real Property any Hazardous Materials, except to the extent not in violation of applicable Environmental Laws.  Company has no Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of the Real Property, which may have occurred before Company took possession of any of the Real Property.  For purposes of this Agreement, the terms “disposal,” “release” and “threatened release” shall have the definitions assigned thereto by the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”).  For the purposes of this Section 3.12, “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous material,” “toxic substance” or “hazardous chemical” under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (iii) the U.S. Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the U.S. Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the U.S. Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes or (vii) any Applicable Law that has a scope or purpose similar to those statutes identified above (collectively referred to herein as the “Environmental Laws”).

3.13.     Employee Benefits.

(a)       Schedule 3.13(a) lists as of the date hereof all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements, written or otherwise maintained or contributed to by Company or an ERISA Affiliate (defined below) for the benefit of or relating to any Employee or former Employee of Company in respect of the Business (or any dependent thereof), or any trade or business (whether or not incorporated) that is a member of a controlled group including Company or that is under common control with Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”), as well as each plan with respect to which Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (each a “Benefit Plan,” collectively, the “Benefit Plans”).  For each Benefit Plan, true and complete copies of, where applicable, (i) the two (2) most recent annual reports on Form 5500 (with schedules and attachments), (ii) the actuarial reports for the last two (2) plan years and (iii) any plan document, summary plan description, trust agreement, employment agreement and other governing instrument, document or Employee communication, have been delivered to Purchaser as of the date hereof.

(b)       No Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and neither Company nor any ERISA Affiliate has incurred any liability (contingent or otherwise) with respect to any such Benefit Plan.  Neither Company nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to or incurred an obligation to contribute or incurred any liability (contingent or otherwise) with respect to any Multiemployer Plan or to a Multiple Employer Plan.  For these purposes, (i) “Multiemployer Plan” means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA and (ii) “Multiple Employer Plan” means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.

(c)       Each Benefit Plan has been maintained in all respects in accordance with its terms and the requirements of Applicable Law (including, without limitation, with the requirements of ERISA and the Code).

(d)       Each Benefit Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service (“IRS”) to so qualify, and is so qualified, and the trust created thereunder satisfies the provisions of Section 501(a) of the Code.  Nothing has occurred with respect to any such Benefit Plan that could cause the loss of such qualification or exemption and no such Benefit Plan has been operated in a manner which would cause it to be disqualified in operation.  No Benefit Plan is funded by a trust that is intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code.

(e)       No “fiduciary,” “party in interest” or “disqualified person” with respect to any Benefit Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.  With respect to any Benefit Plan, (i) neither Company, nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Sections 502(c), 502(i) or 502(l), nor, to the Knowledge of Company, is there a basis for any such claim and (ii) no officer, director or Employee of Company has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA.  Other than routine claims for benefits, there is no claim or proceeding (including any audit or investigation) pending or, to the Knowledge of Company, threatened, involving any Benefit Plan by any Person or any Governmental Authority.

(f)        Schedule 3.13(f) sets forth a complete and accurate list of the names of all current Employees who are employed in connection with the Business specifying their position and describing their areas of responsibility with respect to the Business, and their age, salary, date of hire, commission, bonus and incentive entitlements and identifying which Employees are currently receiving long-term or short-term disability benefits or are absent from active employment on pregnancy, parental or adoption leave and their anticipated dates of return to active employment.

(g)       Schedule 3.13(g) sets forth a list as of the date hereof of all (i) employment agreements with officers of Company, (ii) agreements with consultants who are individuals obligating Company to make annual cash payments in an amount of $30,000 or more, (iii) severance agreements, programs and policies of Company with or relating to its Employees, and

(iv) plans, programs, agreements and other arrangements of Company with or relating to its Employees that contain provisions that, as a result of the execution of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, will result in the acceleration or creation of any rights or the creation of any benefits of any Employee , whether or not listed in other parts of the Company Disclosure Letter.  Company has delivered to Purchaser true and complete copies of all such agreements, plans, programs and other arrangements.

(h)       No Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former Employees of Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or similar state laws.  Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA, Sections 4980B, 9801, 9802, 9811 and 9812 of the Code, and the Health Insurance Portability and Accountability Act (including regulations thereunder).

(i)        Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed or paid as expenses, or accrued such payments in accordance with normal procedures under the terms of each Benefit Plan, GAAP and Applicable Law.

(j)        Company is not a party to any agreement that may result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code either directly or indirectly in connection with this Agreement or the transactions contemplated hereby.

3.14.     Compliance with Law.  Company is and has been in compliance in all material respects with all Applicable Law, including without limitation in connection with the conduct or operation of the Business and the ownership or use of the Acquired Assets.  Company has not received, and to the knowledge of Company, there is no basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that Company is not in compliance in all material respects with any such Laws.

3.15.     Permits.  Schedule 3.15 sets forth a complete list of all Permits, all of which are valid and in full force and effect as of the date hereof.  Except for those Permits denoted with an asterisk (*) as set forth on Schedule 3.15, no Permit requires the consent of any Governmental Authority, or any other Person, to transfer such Permit in connection with the consummation of the transactions contemplated hereunder.  Company has, and at all times has had, all Permits required under Applicable Law in respect of the operation of the Business and owns or possesses such Permits, free and clear of all Encumbrances, other than Permitted Encumbrances.  Company is not in material Default, and has not received any notice of any claim of Default, with respect to any such Permit, and no condition exists that with notice or lapse of time or otherwise would constitute a Default.  To the Knowledge of Company, such Permits that are included in the Acquired Assets will not be adversely affected by the completion of the transaction contemplated by this Agreement.

3.16.     Consents and Approvals.  Except as set forth on Schedule 3.16 (including, but not limited to, those Material Contracts and Permits denoted with an asterisk (*) as set forth on Schedule 3.9(a) and Schedule 3.15, respectively), no consent, approval or authorization of, declaration or notice to or filing or registration with, any Governmental Authority, or any other

Person, is required to be made or obtained by Company, any of its Affiliates or any Shareholders in connection with the execution, delivery and performance by Company and the Shareholders of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the Acquired Assets.  Except as set forth on Schedule 3.16, Company and the Shareholders, as applicable, have obtained all such required consents, approvals and authorizations and made all such required declarations, notices, filings and registrations with any Governmental Authority, or any other Person, all as set forth on Schedule 3.16 (including, but not limited to, those Material Contracts and Permits denoted with an asterisk (*) as set forth on Schedule 3.9(a) and Schedule 3.15, respectively).

3.17.     Litigation.  Except as set forth on Schedule 3.17, there is no action, suit, proceeding, claim, arbitration or investigation (“Proceeding”) pending (or, to the Knowledge of Company, threatened) against Company, nor, to the knowledge of Company, is there any basis for any such Proceeding.  Company is not a party to or subject to the provisions of any court order, writ, injunction, judgment or decree of any Governmental Authority and there is no material Proceeding by Company currently pending or which Company intends to initiate.  No Proceeding has been instituted or, to the Knowledge of the Company, threatened which questions the validity or legality of the transactions contemplated hereby or by the Ancillary Agreements.  There is no regulation, court order or Proceeding that enjoins or seeks to enjoin or makes the transactions contemplated hereby or by the Ancillary Agreements illegal or otherwise prohibited.

3.18.     Labor Matters.

(a)       Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of Company, has sought to represent any of its Employees or Representatives.

(b)       There is no strike or other labor dispute involving Company pending, or to the Knowledge of Company, threatened.  Company has not, during the three year period before the date of this Agreement, received any demand letters, civil rights charges, suits, drafts of suits, administrative or other claims of or from any its Employees.

(c)       All individuals who are performing consulting or other services for Company are or were correctly classified by Company as either “independent contractors” or “employees” as the case may be.

(d)       Company is in compliance in all material respects with all Applicable Laws respecting employment, termination of employment, employment practices, terms and conditions of employment and wages and hours.

(e)       Company has withheld and reported all amounts required by Applicable Law or agreement to be withheld and reported with respect to wages, salaries and other payments to Employees.

(f)        There are no pending, or, to the Knowledge of Company, threatened, claims or actions against Company under any workers’ compensation policy or long-term disability policy.

(g)       Since the enactment of the Worker Adjustment and Retraining Notification Act (the “WARN Act”), 29 U.S.C. §§ 2101 et seq., Company has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Company, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company, nor has Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.  No Employee has suffered an “employment loss” (as defined in the WARN Act) in the past three years.

3.19.     Intellectual Property; Software.

(a)       Schedule 3.19(a)  sets forth, for each of the following items of Intellectual Property that are owned, in whole or in part, including jointly with others, by, or licensed to, Company, relating to, used in or held for use in the Business, a complete and accurate list of all (i) Patents, identifying for each (A) the patent number and issue date (if issued) or application number and filing date (if not issued), (B) its title, (C) the named inventors and (D) whether it is owned by Company (such Patents that are so owned by or licensed to Company being referred to as the “Company Patents”); (ii) registered Trademarks, pending applications for registration of Trademarks and material unregistered or common law Trademarks, identifying for each (A) its registration (as applicable) and application numbers, (B) whether it is owned by or licensed to Company, (C) its current status and (D) if registered or if an application for registration has been filed, the class(es) of goods or services to which it relates (such Trademarks that are so owned by or licensed to Company being referred to as the “Company Trademarks”); (iii) Copyright registrations and applications therefor, indicating for each (A) the applicable jurisdiction, (B) registration number (or application number), and (C) the date issued (or filed) (such Copyright registrations and applications that are so owned by or licensed to Company being referred to as the “Company Registered Copyrights”), and (iv) items of Other Intellectual Property Rights that are registered or filed with any Governmental Authority.  For purposes of this Agreement, “Intellectual Property” means all rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (A) trademarks and service marks (whether registered or unregistered), trade names, internet domain names and other Internet addresses or identifiers, trade dress rights, designs and general intangibles of like nature, and applications (including intent to use applications) to register any of the foregoing (collectively, “Trademarks”); (B) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications, and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, “Patents”); (C) copyrights (including any registrations and applications therefor and whether registered or unregistered) (collectively, “Copyrights”); (D) trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, technical data, customer lists, inventions, discoveries, research and development information, product roadmaps, concepts; ideas; techniques; methods; source codes; methodologies; and, with respect to all of the foregoing, related confidential data or information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (all of the foregoing in clause (D) collectively, “Trade Secrets”); and (E) mask work rights and other rights protecting integrated circuit or chip topographies or designs and any and all other proprietary, intellectual or industrial property rights of any kind or nature other than Trademarks, Patents, Copyrights or Trade Secrets (collectively, “Other Intellectual Property Rights”).  Other than the items set forth on Schedule 19(a), Company has no patents, trademarks, copyrights or other intellectual property rights.

(b)       Trademarks.

(i)      All registered Company Trademarks are currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications).

(ii)     No Company Trademark has been or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office or with any foreign Governmental Authority which serves as the trademark authority of such foreign jurisdiction.  No such action has been threatened either in writing, orally, or otherwise with respect to any of the Company Trademarks.

(iii)    To the Knowledge of Company, there has been no prior use of any Company Trademark by any third party which would confer upon such third party superior rights in such Trademark.

(iv)    To the Knowledge of Company, Company has adequately policed its Company Trademarks against third party infringement.

(v)     All Company Trademarks have been continuously used by Company in the current form and in connection with the goods and services with regard to which such Company Trademarks are currently being used by Company.

(vi)    All Company Trademarks are valid and enforceable, without any qualification, limitation or restriction thereon or on the use thereof, and Company has not received any notice or claim (whether written, oral or otherwise) challenging or questioning the validity or enforceability of any of such Company Trademarks or indicating an intention on the part of any person to bring a claim that any of such Company Trademarks are invalid or unenforceable.

(vii)   Company has not taken any action or failed to take any action (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, any of the Trademarks) that reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Trademarks.

(c)       Patents.

(i)      All Company Patents are currently in compliance with all applicable legal requirements (including payment of filing, examination, maintenance fees, annuities and proofs of working or use).  Company has taken reasonable steps to protect its rights in the Company Patents and patentable inventions in accordance with standard industry practice.

(ii)     Company has not taken any action or failed to take any action, conducted its business, or used or enforced (or failed to use or enforce) any of the Company Patents in a manner that reasonably could be expected to result in the abandonment of any of such Patents that would result in a bar to patentability of any of the patented inventions, or committed illegal patent tying, illegal patent term extension, other illegal anti-competition activities, laches, waiver or inequitable conduct in violation of Section 35 C.F.R. 1.56 in each case that,  if litigated, would result in the unenforceability of any such Patents.

(iii)    No Company Patent has been or is now involved in any interference, reissue or reexamination proceeding and, to the Knowledge of Company, no such action is or has been threatened in writing, orally, or otherwise with respect to any of the Company Patents. No patent of a third party interferes with any Company Patent.

(iv)    All Company Patents are valid and enforceable, without any qualification, limitation or restriction thereon or on the use thereof, and Company has not received any notice or claim (whether written, oral or otherwise) challenging or questioning the validity or enforceability of any Company Patents or indicating an intention on the part of any person to bring a claim that any Company Patents are invalid or unenforceable or have been misused, and there is no relevant prior art pertaining to any issued patents of which Company or any Shareholder has become aware that was not disclosed during the prosecution of the patent application(s) therefor, but which, if disclosed, may have affected the prosecution thereof or the scope of the patent claims ultimately granted in respect thereof.  No other party has rights, including licensing rights, to the patentable inventions and no other party contributed to the conception of or reduction to practice of any of the patentable inventions.  There is no relevant prior art pertaining to any of the patentable inventions that may affect the prosecution of a patent application therefor or the scope of the patent claims ultimately granted in respect thereof.

(d)       Copyrights.

(i)      To the Knowledge of Company, all Company Registered Copyrights are currently in compliance in all material respects with all applicable legal requirements (including the timely payment of all fees).

(ii)     Company has not received any notice or claim (whether written, oral or otherwise) challenging or questioning the validity or enforceability of any of the Company Copyrights or indicating an intention on the part of any person to bring a claim that any Company Copyright is invalid, is unenforceable or has been misused and, to Company’s Knowledge, no Company Copyright otherwise has been challenged or threatened in any way.

(iii)    To the Knowledge of Company, Company has not taken any action or failed to take any action (including a failure to disclose required information to the United States Copyright Office in connection with any registration of a Company Copyright therewith or in any applicable foreign Governmental Authority), conducted its business, or used or enforced (or failed to use or enforce) any of the Company Copyrights, in each case in a manner that reasonably could be expected to result in the unenforceability of such Company Copyrights.

(iv)    To the Knowledge of Company, Company has taken all reasonable steps to protect its rights in and to the Company Copyrights and any other Copyrights used by Company in its business other than those as to which the rights being exercised by Company have been licensed from another person (collectively, the “Company Owned Copyrights”), in each case in accordance with standard industry practices).

(v)     Company has not granted to any other person any right, license or permission to exercise any rights under any Company Owned Copyright except for non-exclusive rights granted to any customer of Company acquiring services or products from Company in the Ordinary Course of Business.

(e)       Trade Secrets.

(i)      To the Knowledge of Company, Company has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Trade Secrets.

(ii)     There has been no disclosure by Company of its material Trade Secrets, except pursuant to appropriate non-disclosure agreements.  Without limiting the generality of the foregoing, (A) there has been no disclosure by Company of any design techniques or other proprietary information of Company without (1) designating such information as confidential and (2) taking whatever steps are required to ensure that such design techniques and other proprietary information are subject to the confidentiality undertakings set forth in the applicable non-disclosure agreement; and (B) there has been no disclosure by Company of any source code of the Company Software.  No third party has in its possession, or has a license or access to, such source code and no such source code is being held in escrow by any person other than an escrow agent pursuant to the terms of a source code escrow agreement in customary form and all such source code has been safeguarded and protected as Trade Secrets of Company.

(iii)    With respect to each Trade Secret of Company, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others.

(f)        Ownership.  Company exclusively owns all right, title and interest to the Company Trademarks, the Company Patents, the Company Owned Copyrights and the Company’s Trade Secrets, and owns all right, title, and interest in, or has a valid and enforceable license to use, all Other Intellectual Property Rights used in, or necessary for the operation of, the Business as presently conducted and contemplated to be conducted, free and clear of all Encumbrances or other restrictions.  Company has not received any notice (whether written, oral or otherwise) or claim challenging Company’s ownership of any of the Intellectual Property owned or purported to be owned by Company or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto nor to the Knowledge of Company is there a reasonable basis for any such claim.  No other party has licensing or any other rights to the Company’s Intellectual Property, other than pursuant to the Outbound License Agreements set forth in Schedule 3.19(g)(2).

(g)       License Agreements.  Schedule 3.19(g)(1) sets forth a complete and accurate list of all license agreements granting to Company any right to use or practice any rights under any Intellectual Property relating to, used in or held for use in the Business other than office automation software used generally in the Company’s operations (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto and the amount of any future royalty or license fee payable thereunder, if any.  The rights licensed under each Inbound License Agreement shall be exercisable by Purchaser on and after the Closing to the same extent as by Company before the Closing.  No loss or expiration of any Intellectual Property licensed to Company under any Inbound License Agreement is pending, is reasonably foreseeable or threatened.  No licensor under any Inbound License Agreement has any ownership or exclusive license rights in or with respect to any improvements made by Company to the Intellectual Property licensed thereunder.  Schedule 3.19(g)(2) sets forth a complete and accurate list of all license agreements under which Company licenses software or grants other rights in or to use or practice any rights under any Intellectual Property relating to, used in or held for use in the Business, owned in whole or in part, including jointly with any other person, by Company, excluding non-exclusive licenses with customers that in the 12-month period before the date hereof have purchased or licensed products for which the total payments to Company did not exceed $10,000 (collectively, the “Outbound License Agreements”), indicating for each the title and the parties thereto.  There is no outstanding or threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

(h)       Sufficiency of IP Assets.  To the Knowledge of Company, the Intellectual Property identified in Schedule 3.19(a), together with Company’s unregistered Copyrights, Trade Secrets and Other Intellectual Property Rights and Company’s rights under the licenses granted to Company under the Inbound License Agreements identified in Schedule 3.19(g)(1), constitute all the Business Intellectual Property rights that are used or held for use by Company in the operation of the Business as currently conducted and are all the Intellectual Property rights necessary for Purchaser to conduct the Business after the Closing Date in substantially the same manner as the Business is currently conducted or proposed to be conducted.

(i)        No Infringement by Company.  None of the services or products sold or licensed or services provided by Company, nor technology or materials used or distributed by Company, nor any other activities or operations of Company, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of, any rights owned or controlled by any third party, including any Intellectual Property of any third party.

(j)        No Pending or Threatened Infringement Claims.  No litigation is now or, within the three (3) years before the date of this Agreement, was pending, and no notice or other claim (whether written, oral or otherwise) has been received by Company alleging that Company has engaged in any activity or conduct that infringes upon, misappropriates, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party, nor is there any reasonable basis therefor.  No Intellectual Property owned or licensed by Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Company or, in the case of any Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by Company to any person.

(k)       No Infringement by Third Parties.  To Company’s Knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or licensed by Company, and no such claims have been brought against any third party by Company.

(l)        Assignment; Change of Control.  The execution, delivery and performance by Company of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of Company’s rights to own any of its Business Intellectual Property or their respective rights under any Inbound License Agreement or Outbound License Agreement, nor require the consent of any Governmental Authority or other third party in respect of any such Intellectual Property.

(m) Software.  The Software owned, or purported to be owned by Company relating to, used in or held for use in the Business (collectively, the “Company Software”), was either (i) developed by Employees of Company within the scope of their employment by Company (ii) developed by independent contractors who have assigned all of their right, title and interest therein to Company pursuant to written agreements, or (iii) otherwise acquired by Company from a third party pursuant to a written agreement in which such third party assigns all of its right, title and interest therein.  The Company Software is set forth on Schedule 3.19(m).  To the Knowledge of Company, none of the Company Software contains any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than Company, except for such materials obtained by Company from other persons who make such materials generally available to all interested purchasers or end-users on standard commercial terms.  To the Knowledge of Company, none of the Company Software is, in whole or in part, subject to the provisions of any open source or other source code license agreement, including GPL or LGPL, that requires the distribution of source code in connection with the distribution of the licensed software in object code form or that prohibits Company from charging a fee or otherwise limits Company’s freedom of action with regard to seeking compensation in connection with sublicensing or distributing such licensed software (whether in source code or object code form).  For purposes hereof, “Software” means any and all (w) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (x) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (y) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (z) all documentation, including user manuals and training materials relating to any of the foregoing, including any translations thereof.

(n)       Performance of Existing Software Products.  Each of Company’s existing and currently supported and marketed Software products performs, in all material respects, the functions described in any agreed specifications or end user documentation or other information provided to customers of Company on which such customers relied when licensing or otherwise acquiring such products, subject only to routine bugs and errors that can be corrected promptly by Company in the course of providing customer support without further liability to Company, and all of the code of such products has been developed in a manner that meets common industry practice, including the use of regression test and release procedures.

(o)       Intentionally Deleted.

(p)       Export Restrictions.  To the Knowledge of Company, Company has not exported or transmitted Software or other material to any country to which such export or transmission is restricted by any applicable law, without first having obtained all necessary and appropriate United States or foreign government licenses or permits.

(q)       Disabling Code and Contaminants.  To the Knowledge of Company, the Company Software is free of any disabling codes or instructions (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”), that may, or may be used to, access, modify, delete, damage or disable any Systems or that may result in damage thereto.  Company has taken reasonable steps and implemented reasonable procedures to ensure that its and their internal computer systems are free from Disabling Codes and Contaminants.  The Software that is licensed by Company from third parties is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the hardware, software, databases, embedded control systems, or other systems of Company (“Systems”) or that might result in damage thereto.  Company has taken all reasonable steps to safeguard their respective Systems and restrict unauthorized access thereto.

(r)        Employee Confidentiality Agreements.  No Employee of or consultant to Company is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any Proceeding or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for Company or to promote the interests of Company or that would conflict with the Business.  The carrying on of the Business by such Employees of and contractors to Company and the conduct of the Business, will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a Default under, any contract, covenant or instrument under which any of such Employees of or consultants to Company is now obligated.  At no time during the conception of or reduction to practice of any Intellectual Property owned by Company was any developer, inventor or other contributor to such Intellectual Property operating under any grants from or contracts with any Governmental Authority or private source, performing research sponsored by any Governmental Authority or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect Company’s rights in such Intellectual Property.  Except as set forth in Schedule 3.19(r), all developers, inventors and other contributors to the conception of or reduction to practice of any Intellectual Property owned by Company, whether or not presently employed by or under contract with Company or not, have entered into proprietary information, confidentiality and assignment agreements substantially in the form of Company’s standard forms (true, correct and complete copies of which have been delivered to Purchaser) that assign to Company any Intellectual Property rights and that otherwise appropriately protect the Company’s Intellectual Property.  Except as set forth in Schedule 3.19(r), there exist no inventions by current or former Employees or consultants of Company, made or otherwise conceived before their beginning employment or consultation with Company or otherwise excluded from assignment to Company, that have been or will be incorporated into any of the Company’s Intellectual Property or products.  All of the Company’s former Employees and consultants executed a termination certificate upon their exit from Company, certifying that they (i) had returned to Company all tangible confidential and proprietary information and other property (including diskettes, CDs, Zip drives, etc.); (ii) had wiped hard drives, on home and other personal computers and laptops, clean of any source code or other Intellectual Property of Company; and (iii) would continue to abide by their nondisclosure obligations.  No current or former Employee of Company that is or was employed outside of the United States by Company participated in any way in the development of any Intellectual Property of Company.

3.20.     Transactions with Certain Persons.  Except as set forth Schedule 3.20, no shareholder, officer or director of Company or any Affiliate of any such Person has had, either directly or indirectly, a material interest in:  (a) any Person or entity which purchases from or sells, licenses or furnishes to Company any goods, property, services, technology, intellectual or other property rights or (b) any Contract to which Company is a party or by which it may be bound or affected.

3.21.     Insurance.  Schedule 3.21 sets forth a complete and correct list of all insurance policies of Company of any kind currently in force and also sets forth for each insurance policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the deductibles and loss retention amounts and the amounts of coverage.  True, correct and complete copies of such insurance policies have been made available to Purchaser.  All insurance coverage is in full force and effect and insures Company in sufficient amounts against such as are in accordance with normal industry practice for similar businesses (taking into account the cost and availability of such insurance).  No notice of cancellation or termination has been received with respect to any such policy as of the date hereof, and all such insurance policies are in full force and effect and will remain in full force and effect up to and including the Closing (other than those that have been retired or expired in the Ordinary Course of Business).  Except as set forth on Schedule 3.21, Company has no self-insurance or co-insurance programs, and the reserves set forth on the Financial Statements for Company’s fiscal year ended December 31, 2005 are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

3.22.     Accounts Receivable.  Schedule 3.22 sets forth a true, correct and complete list of the Accounts Receivable, including the aging thereof as of the date of the Company Balance Sheet.  All Accounts Receivable represent valid obligations owed to Company arising from goods actually delivered or services actually performed by Company in  bona fide transactions entered into in the Ordinary Course of Business.  Except as set forth on Schedule 3.22, there is no contest, claim or right of set-off against the Accounts Receivable other than those in the Ordinary Course of Business and for which adequate reserves have been established and which are reflected in the Company Balance Sheet.  The allowance for uncollectable Accounts Receivable set forth on the Company Balance Sheet is adequate in accordance with GAAP and is consistent with the historical collection experience of Company.

3.23.     Inventory.  Schedule 3.23 sets forth a true and complete list of all Inventory as of August [  ], 2006, the value thereof and the address at which such Inventory is located.  Except as set forth on Schedule 3.23, such Inventory has not been consigned to, or held on consignment from, any third person.  Such Inventory and additional items of Inventory arising since August [  ],

2006 was acquired and has been maintained in accordance with the regular business practices of Company, consists of new and unused items of a quality and quantity substantially all of which is usable or saleable in the Ordinary Course of Business, and is valued at prices equal to the lower of cost or realizable value and in accordance with the internal accounting practices of Company applied on a basis consistent with the Financial Statements, each consistently applied throughout the periods covered by the Financial Statements, with adequate provisions or adjustments for excess inventory, slow-moving inventory, spoilage and inventory obsolescence and shrinkage.  The Inventory (including items of Inventory acquired subsequent to August [  ], 2006) consists of products of quality and quantity commercially usable and salable at not substantially less than cost in the Ordinary Course of Business, except for any items of obsolete material or material below standard quality, substantially all of which have been written down to realizable market value, or for which adequate reserves have been provided, and, except as described in Schedule 3.23, the present quantities of all Inventory are reasonable in the present circumstances of Company and consistent with the average level of Inventory in the past twenty-four (24) months.

3.24.     Certain Business Practices.  None of the agents or Employees of Company or any of its Affiliates has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including, without limitation, expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, made any bribes or kickback payments or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

3.25.     Warranties.  Schedule 3.25 sets forth complete and accurate summaries of the written warranties and guaranties utilized by Company with respect to its services or products pursuant to which Company may have any current or future obligations.  There have not been any deviations from such warranties and guaranties which could result in liability to Company exceeding $25,000, and neither Company nor any of its salespeople, Employees, distributors and agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties.  Company has not made any oral warranty or guaranty with respect to any of its products or services.

3.26.     Suppliers and Customers.  The documents and information supplied by Company in connection with this Agreement with respect to relationships and volumes of business done with the suppliers, distributors and customers of the Business are accurate in all material respects.  During the last twelve (12) months, Company has not received any notice of termination or written threat of termination from any of the ten (10) largest suppliers of the Business or any of the ten (10) largest distributors or customers of the Business, or any information that any such customer, distributor or supplier intends to materially decrease the amount of business that it does with Company.

3.27.     Solvency.  Company is Solvent and will be Solvent after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements and any dividend, distribution or transfer of any portion of the Purchase Price contemplated by Company.  For purposes of this Agreement, “Solvent” means that:  (a) the amount, at “fair valuation,” or “present fair salable value” (whichever is the applicable test under the applicable provisions of the relevant federal and state bankruptcy and fraudulent conveyance or transfer laws) of Company’s assets is in excess of the total amount of Company’s debts and liabilities, including contingent liabilities, (b) Company is able to pay its debts and liabilities, including contingent liabilities, as they become due, (c)  Company does not have unreasonably small capital or assets to carry on Company’s business as theretofore operated and as proposed to be operated and (d) Company does not intend to, or does not believe that it will, incur debts or liabilities beyond Company’s ability to pay as such debts and liabilities mature, in each case as of such date.  The meaning of the terms “fair valuation” and “present fair salable value” and the other terms used in this definition, and the calculation of assets, debts and liabilities shall be determined and made in accordance with the applicable provisions of the relevant federal and state bankruptcy and fraudulent conveyance or transfer laws.

3.28.     No Brokers.  Except as set forth on Schedule 3.28, none of Company or any of its Affiliates, or any of their respective officers, directors, employees or shareholders has entered into nor will any of them enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of Purchaser, Company or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby and by the Ancillary Agreements.

3.29.     Other Information.  None of the representations and warranties made by Company and the Shareholders (taken together with the Company Disclosure Letter) in this Agreement or any Ancillary Agreement, and none of the documents or information delivered to Purchaser by Company, the Shareholders or its Representatives in connection with the transactions contemplated by this Agreement and the Ancillary Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.  The financial projections relating to Company delivered to Purchaser have been prepared in good faith and are based on reasonable assumptions, constitute Company’s best estimate of the information purported to be shown therein, and neither Company nor any Shareholder is aware of any fact or information that would lead it to believe that such projections are incorrect or misleading in any material respect.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

As a material inducement to Company and the Shareholders to enter into this Agreement, except as provided herein, Purchaser makes the following representations and warranties to Company and the Shareholders as of the date of this Agreement and as of the Closing Date.

4.1.       Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is presently being conducted, and to own or lease, as applicable, its assets and properties.

4.2.       Authorization.  Purchaser has full corporate power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is or will be a party by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly approved by all necessary corporate action under the organizational documents of Purchaser, as applicable.  No other corporate proceedings on the part of Purchaser or its shareholders are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Purchaser and is, and upon execution and delivery of each of the Ancillary Agreements to which Purchaser is or will be a party will be, a legal, valid and binding obligation of Purchaser, as applicable, enforceable against Purchaser in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally.

ARTICLE V.

COVENANTS

5.1.       Conduct of Business.  From the date hereof through the Closing, Company shall carry on the operation of the Business in the Ordinary Course of Business and will not take any action inconsistent with this Agreement.  Company will maintain the present character and quality of the Business, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers, contractors and Employees, and shall take such actions as are necessary to protect the Acquired Assets and their value before the Closing Date.  Without limiting the generality of the foregoing, unless consented to by Purchaser in writing, Company, except as specifically contemplated by this Agreement, shall not:

(a)       amend its Certificate of Incorporation or bylaws (or other similar governing documents);

(b)       declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to holders of securities issued by Company in their capacities as such;

(c)       sell, transfer, license, lease or otherwise dispose of any Acquired Assets, other than sales or transfers of Inventory in the Ordinary Course of Business that do not exceed $50,000 to any one Person in a single transaction;

(d)       enter into any joint venture, strategic alliance, noncompetition, exclusive license, distribution, marketing, sales or other similar agreement;

(e)       revalue in any respect any of the Acquired Assets, including writing off any indebtedness or Accounts Receivable;

(f)        incur any indebtedness for borrowed money or letters of credit, or issue any debt securities or assume, guarantee, endorse (other than endorsements for deposit or collection in the Ordinary Course of Business) or otherwise become responsible for, obligations of any other Person, except in the Ordinary Course of Business;

(g)       mortgage, pledge or otherwise subject to any Encumbrance any of the Acquired Assets;

(h)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

(i)        terminate, renew or make any amendment to any Assumed Contract, enter into any new contract or agreement with respect to the Business, in each case other than in the Ordinary Course of Business;

(j)        make any change in any method of accounting or accounting practice except as required by GAAP;

(k)       fail to maintain the books and records on a basis consistent with past practice except to the extent changes are required by changes in Applicable Law;

(l)        except as required by Applicable Law, establish, enter into, adopt, amend or terminate any employment agreement or Benefit Plan of any Employee in any manner, or increase in any manner the compensation or fringe benefits of any Employee or consultant (other than increases in the Ordinary Course of Business) or pay any benefit not required by any Benefit Plan as in effect on the date hereof;

(m)      institute, settle, or agree to settle any Proceeding related to the Acquired Assets, Assumed Liabilities or the Business (other than any Proceeding related solely to Excluded Assets or Excluded Liabilities), except with respect to claims having a value less than $10,000 in the aggregate;

(n)       make or change any election in respect of Taxes; enter into any closing agreement, settle any claim or assessment in respect of Taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes; fail to file any Tax Returns when due (taking into account valid extensions of time to file), fail to cause such Tax Returns when filed to be true, correct and complete in all material respects; prepare or file any Tax Return of Company in a manner inconsistent with past practices in preparing or filing similar Tax Returns in prior periods, or fail to pay any Taxes when due;

(o)       authorize any new capital expenditure or expenditures that individually is in excess of $5,000 or in the aggregate are in excess of $10,000;

(p)       acquire any corporation, partnership, limited liability company, other business organization or division thereof or any amount of assets in excess of $10,000 in the aggregate (other than any acquisition of Inventory for the Business in the Ordinary Course of Business that does not exceed $100,000);

(q)       pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Business or the Acquired Assets, other than (i) the payment, discharge or satisfaction, in the Ordinary Course of Business of liabilities reflected or reserved against on the Company Balance Sheet or subsequently incurred in the Ordinary Course of Business or (ii) the repayment of debt set forth on Schedule 5.1(q) to be repaid by Company at Closing;

(r)        cancel, compromise, waive or release any right or claim relating to the Business or the Acquired Assets, other than in the Ordinary Course of Business;

(s)       permit the lapse of any existing policy of insurance relating to the Business or the Acquired Assets;

(t)        permit the lapse of any right relating to Business Intellectual Property or any other intangible asset used or held for use in connection with the Business;

(u)       accelerate the collection of or discount any Accounts Receivable, delay the payment of liabilities that would become Assumed Liabilities or defer expenses, reduce Inventories or otherwise increase cash on hand in connection with the Business, except in the Ordinary Course of Business;

(v)       refuse to cooperate with Purchaser in making any mutually agreeable changes, additions or revisions reasonably requested by Purchaser to (i) any of the websites operated, managed or owned by Company or (ii) any of the content appearing on such websites; or

(w)      take or agree to do (i) any of the actions described in subsections (a) through (v) of this Section 5.1, or (ii) any other act which would cause any representation or warranty of Company or Purchaser in this Agreement to be or become untrue in any material respect.

5.2.       Access to Information.

(a)       Between the date hereof and the Closing Date, Company will permit Purchaser and its authorized Representatives access (including for inspection and copying) at all reasonable times to the Acquired Assets and Company’s Representatives, properties, offices, plants and other facilities, and books and records, including, without limitation, the Business Records, and will cause its Representatives to furnish Purchaser with such financial and operating data and other information  as Purchaser may from time to time request.

(b)       Each party hereto will hold, and will cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of the Mutual Confidentiality Agreement, dated June 2, 2006, between Company and Purchaser (the “Confidentiality Agreement”).

5.3.       Notification of Certain Matters.

(a)       Company or a Shareholder, as applicable, shall give prompt notice to Purchaser of (i) the occurrence, or failure to occur, of any event before the Closing which occurrence or failure would cause any representation or warranty of Company or a Shareholder  contained in this Agreement, an Ancillary Agreement or any exhibit or schedule hereto or thereto to be untrue or inaccurate in any material respect; (ii) any failure of Company or a Shareholder to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, any Ancillary Agreement or any exhibit or schedule hereto or thereto; (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; and (iv) any Proceeding pending or threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

(b)       From time to time before the Closing Date, Company shall promptly supplement or amend the Company Disclosure Letter with respect to any matter arising after the delivery thereof pursuant hereto that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter, and in any event, not earlier than ten (10) and not less than five (5) days before the date scheduled for Closing, Company shall so supplement or amend the Company Disclosure Letter, so that such information shall be correct and complete at the time such updated information is so provided.  The parties agree that the furnishing of such corrected and supplemental information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of a material change or any breach or violation by Company of any provision of this Agreement.  Any corrected and supplemental information shall not be deemed to amend the Company Disclosure Letter for purposes of determining whether the conditions set forth in Article VII hereof have been satisfied, shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of Purchaser under this Agreement for any breach by Company or any Shareholder of such representations and warranties.

5.4.       No Solicitation.

(a)       None of the Shareholders or Company shall, nor shall they authorize or permit any Employee or shareholder of or, any Representative of, Company to:  (i) solicit, initiate, seek, consider, discuss or encourage the submission of, any Takeover Proposal; (ii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to, or approve or recommend, any Takeover Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to the Business in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.  Company and the Shareholders immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 5.4(a)

by any Employee of Company or any Representative of Company, whether or not such Person is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Section 5.4(a) by Company.

(b)       Company shall advise Purchaser orally and in writing within twenty-four (24) hours of (i) any Takeover Proposal or any inquiry with respect to or which would reasonably be expected to lead to a potential Takeover Proposal that is received by or communicated to any Shareholder or any Employee of Company or, to the Knowledge of Company, any Representative of Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal) and (iii) the identity of the Person making any such Takeover Proposal or inquiry.  Company will keep Purchaser informed of the status of such Takeover Proposal or inquiry (including, without limitation, notifying Purchaser orally and in writing of any material change to the terms of such Takeover Proposal or inquiry and providing copies of any revised written proposal within 24 hours of the receipt thereof by Company).  Company shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which Company is a party, without the prior written consent of Purchaser.

5.5.       Covenants Regarding Information.

(a)       At or prior to the Closing, Company shall deliver or cause to be delivered to Purchaser all Business Records including, without limitation, all original agreements, documents, books and records and files stored on computer disks or tapes or any other storage medium in the possession of Company relating to the Business, the Acquired Assets and the Assumed Liabilities.

(b)       In order to facilitate the resolution of any claims made by or against or incurred by Purchaser after the Closing or for any other reasonable purpose, following the Closing, Company shall, upon reasonable notice, furnish Purchaser and its Representatives reasonable assistance (at Purchaser’s expense), including access to personnel, in connection with any Proceeding involving or relating to the Business, the Acquired Assets or the Assumed Liabilities.  Company shall permit, promptly upon reasonable request, Purchaser and its Representatives to use original copies of any such records for purposes of litigation; provided that such records shall promptly be returned to Company.  For a period of seven (7) years or as required by Applicable Law, if longer, Company shall not destroy any books, documents, information, data, files and other records of Company that relate to the Business, the Acquired Assets or the Assumed Liabilities for periods prior to the Closing and which shall not otherwise have been delivered to Purchaser without providing Purchaser with written notice detailing the contents of such books and records, and providing Purchaser with the opportunity to obtain such books and records, at least ninety (90) days prior to the destruction thereof.

(c)       Upon execution of this Agreement and continuing until Closing, Company shall deliver to Purchaser by Friday of each week, copies of Company’s weekly management reports relating to, without limitation, Company’s (i) sales, (ii) Inventory, including, without, limitation, the reports specified in Schedule 7.2(i), (iii) Accounts Receivable and (iv) transactions with buyers and transactions with suppliers during the previous week.

(d)       Upon execution of this Agreement and continuing until Closing, Company shall deliver to Purchaser by the tenth day of each month a balance sheet of the Company as of the last day of the prior month and related statement of income and statement of cash flows for the period ended as of the last day of the prior month.

5.6.       Non-Competition; Non-Solicitation.

(a)       Company shall not, and shall cause its Affiliates not to, and no Shareholder shall, directly or indirectly through any Person or contractual arrangement, either individually or as a shareholder, director, officer, partner, consultant, owner, employee, agent, or in any other capacity, for a period of five (5) years following the Closing, (i) solicit or offer to provide or provide Restricted Services anywhere in the world; (ii) operate an Internet site through which Restricted Services are offered or provided; or (iii) directly or indirectly through any Person or contractual arrangement, perform management, executive or supervisory functions with respect to, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, or participate in or allow any of its officers or employees to be connected as an officer, employee, partner, member, shareholder, consultant or otherwise with, any business or Person that provides Restricted Services.

(b)       For a period of five (5) years following the Closing, Company shall not, and shall cause its Affiliates not to, and no Shareholder shall, directly or indirectly solicit, recruit, hire or offer to hire, induce or attempt to induce or otherwise counsel, advise, ask or encourage any person who at any time on or after the date of this Agreement is a Transferred Employee to leave the employ of Purchaser or to accept employment with another employer or as an independent contractor.  The foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Transferred Employees or (ii) Company or any of its Affiliates from soliciting, recruiting or hiring any Transferred Employee who has ceased to be employed or retained by Purchaser for at least twelve (12) months.

(c)       Company and each Shareholder acknowledge that the covenants of Company and the Shareholders set forth in this Section 5.6 are an essential element of this Agreement and that any breach by Company or the Shareholders of any provision of this Section 5.6 will result in irreparable injury to Purchaser.  Company and each Shareholder acknowledge that in the event of such a breach, in addition to all other remedies available at law, Purchaser shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.  Company and each Shareholder have independently consulted with its respective counsel and after such consultation agree that the covenants set forth in this Section 5.6 are reasonable and proper to protect the legitimate interest of Purchaser.

(d)       If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.6 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Company’s and each Shareholder’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Purchaser the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.6 because taken together they are more extensive than necessary to assure to Purchaser the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

5.7. Employment.

(a)       Purchaser, or an Affiliate of Purchaser, shall offer employment to Employees of the Business selected by Purchaser in its discretion.  Such employment shall be at will and subject to terms and conditions imposed by Purchaser, including, at Purchaser’s election, the Employee’s agreement to confidentiality, non-disclosure, non-competition and/or non-solicitation covenants.  All Employees of the Business who accept employment with Purchaser or an Affiliate of Purchaser shall be referred to herein as “Transferred Employees.”  To the extent permitted by applicable law, Purchaser shall offer Transferred Employees employee benefits on a basis which is substantially comparable to those offered to  Purchaser’s similarly-situated employees.  Nothing contained in this Agreement shall limit Purchaser’s ability to modify or terminate, in accordance with applicable law, the employment of the Transferred Employees or their terms and conditions of employment.  Nothing contained in this Agreement shall create any third party beneficiary rights in any Transferring Employee, any beneficiary or dependents thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferring Employee by Purchaser or under any benefit plan that Purchaser may maintain.

(b)       From and after the Closing Date, Purchaser shall grant all Transferred Employees credit for all service (to the same extent as service with Purchaser is taken into account with respect to similarly situated employees of Purchaser) with Company prior to the Closing for purposes of vacation accrual after the Closing,  as if such service with Company was service with Purchaser.  From and after the Closing Date, subject to the required approval of any insurance carrier or benefit provider, and to the extent consistent with Applicable Law and Tax qualification requirements, all Transferred Employees shall participate in all Purchaser employee benefit programs in which they are eligible to participate.  Purchaser shall also provide Transferred Employees with credit for any accrued vacation to which such Transferred Employees were entitled as of the Closing Date.

(c)       Company shall comply with the requirements of the WARN Act or any similar state, provincial or local law with respect to any “plant closing” or “mass layoff”, as those terms are defined in the WARN Act or such other applicable law, which may result from Company’s termination of the employment of any Employees.

5.8.       Payment of Liabilities.  After the Closing, Company shall pay or otherwise satisfy any Excluded Liabilities not satisfied at Closing.  Prior to adopting any proposal to dissolve Company, (a) the Company Board shall provide to Purchaser a copy of Company’s plan to discharge Company’s liabilities in connection with the dissolution of Company, including the Excluded Liabilities, and (b) Purchaser shall approve such plan, such approval not to be unreasonably withheld.

5.9.       Bulk Sales.  Company shall comply with all applicable provisions of Applicable Law which relate to the sale of property in bulk in connection with the transfer of the Acquired Assets to Purchaser.

5.10.     Tax Matters.

(a)       Purchaser and Company shall cooperate in preparing, executing and filing use, sales, real estate, transfer and similar Tax Returns relating to the purchase and sale of the Acquired Assets or the Business.  Such Tax Returns shall be prepared in a manner that is consistent with the determination of the fair market values allocated to the Acquired Assets as contemplated by Section 2.6.  All sales, transfer, documentary, stamp, recording and similar Taxes incurred in connection with the purchase and sale of the Assets (“Transfer Taxes”) shall be paid by Company.

(b)       Any payments made pursuant to Section 9.2 of this Agreement shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by Purchaser and Company on their Tax Returns to the extent permitted by law.

5.11.     Refunds and Remittances.  After the Closing: (i) if Company or any of its Affiliates receive any refund or other amount that is an Acquired Asset or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Company shall promptly remit, or shall cause to be remitted, such amount to Purchaser, and (ii) if Purchaser receives any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Company or any of its Affiliates in accordance with the terms of this Agreement, Purchaser shall promptly remit, or shall cause to be remitted, such amount to Company.   If either party receives a payment from a customer that cannot be identified to a specific invoice or obligation, the recipient shall inquire of the customer as to the intended application thereof and, lacking a response, the payment shall be applied to the post-Closing outstanding invoices or obligations first, and then to pre-Closing outstanding invoices or obligations.

5.12.     Power of Attorney.  Company hereby constitutes and appoints Purchaser the true and lawful attorney of Company, with full power of substitution, in the name of Company, but for the benefit of Purchaser (provided, however, that Company’s obligations will not in any way be limited as a result of Purchaser undertaking such expense) following the Closing to (a) collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets, institute and prosecute all actions, suits and proceedings which Purchaser may deem proper in order to collect, assert or enforce any such claim, right or title, defend and compromise all actions, suits and proceedings in respect of any Acquired Asset, and do all such acts and things in relation thereto as Purchaser shall deem advisable and (b) endorse, without recourse, the name of Company on any check or other evidence of indebtedness received by Purchaser on account of any Acquired Asset.  Company acknowledges that such powers are coupled with an interest and shall not be revocable by it in any manner or for any reason, including its dissolution, and that Purchaser shall be entitled to retain for its own account any amounts collected pursuant to such powers, including any amounts payable as interest in respect thereof.  Such powers shall be granted by such powers of attorney and other instruments as shall be reasonably requested by Purchaser.

5.13.     Customer and Other Business Relationships.  After the Closing, Company and the Shareholders shall cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of Company existing prior to the Closing relating to the Business, including relationships with lessors, Employees, Governmental Authorities, licensors, customers, suppliers and others, and Company will satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships; provided, further, that Company shall fully satisfy any and all Excluded Liabilities to all of its suppliers of Inventory no later than 5 Business Days after the Closing Date.  None of the Shareholders or  Company, nor any of its officers, Employees, Representatives or shareholders, shall take any action that would tend to diminish the value of the Acquired Assets after the Closing or that would interfere with the business of Purchaser to be engaged in after the Closing, including disparaging the name or business of Purchaser.

5.14.     Resale Certificate.  Prior to the Closing Date, Purchaser shall obtain a resale certificate with respect to the Business Inventory from the State of California.

5.15.     Public Announcements.  None of Company or the Shareholders shall issue a press release, make any other public statement or make any statement to any person outside of Company (other than to Company’s legal advisers) regarding (i) this Agreement; (ii) the transactions contemplated hereby; or (iii) Company’s financial statements or results, or historical financial performance, without Purchaser’s prior consent.  Purchaser shall provide a copy of its press release announcing the signing of this agreement to Company prior to the release of such press release by Purchaser.

5.16.     Prohibition on Use.  From and after the Closing Date, Company and the Shareholders shall not use, directly or indirectly, any trademarks, trade names or domain names or addresses, including corporate names, symbols or identifiers included in Business Intellectual Property, any derivatives thereof or any marks confusingly similar thereto.

ARTICLE VI.

OTHER POST-CLOSING COVENANTS

6.1.       Accounts Receivable and Other Payments.  At the Closing, Company shall retain all rights in the Retained Receivables and be entitled to collect such Retained Receivables.  If Purchaser receives any cash or other form of payment related to the Business that is intended as a payment of the Retained Receivables due to Company, then Purchaser shall, and shall cause its Subsidiaries to, within five (5) business days after receipt of such payment or as soon as possible thereafter within the Ordinary Course of Business, properly deliver (and endorse as necessary) such payment to Company.  If Company or any of its Affiliates receives any cash or other form of payment related to the Business, but that is not intended as a payment of Retained Receivables due to Company, then Company shall, or shall cause its Affiliate to, within five (5) business days after receipt of such payment or as soon as possible thereafter within the Ordinary Course of Business, properly deliver (and endorse as necessary) such payment to Purchaser.

6.2.       Proration of Liabilities.

(a)       Company and Purchaser shall cooperate with each other to provide for payments due with respect to the Assumed Liabilities during the payment period in which the

Closing occurs with all the Assumed Liabilities prorated as of the Closing Date, if applicable.   In furtherance and not in limitation of the foregoing, all utility charges, gas charges, electric charges, water charges, water rents and sewer rents, if any, shall be apportioned between Purchaser and Company as of 11:59 P.M. on the Closing Date, computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year.  All prepaid expenses (including any rent) of Company paid prior to the Closing Date in respect of the Business shall be apportioned between Purchaser and Company as of 11:59 P.M. on the Closing Date computed on the basis of the benefit received by Company prior to the Closing Date and the benefit to be received by Purchaser subsequent to the Closing Date with respect to any contract or other matter to which the prepaid expense relates.  All prorations described in this Section 6.2(a) shall be made insofar as feasible on the Closing Date, and the Base Consideration shall be adjusted accordingly as set forth in Section 2.4.

(b)       In the event Purchaser or Company shall receive bills after the Closing Date for expenses incurred prior to the Closing Date that were not prorated in accordance with this Section 6.2(b), then Purchaser or Company, as the case may be, shall promptly notify the other party as to the amount of the expense subject to proration and the responsible party shall promptly pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible party, reimburse the other party for its portion of such expenses).

6.3        Inventory Sales.  The parties hereto agree that if Purchaser’s revenue from sales of the Inventory is less than the Minimum Inventory Sales Amount, and provided that Purchaser has used Company’s customary sales methods and business practices.  Company shall pay Purchaser the difference between (i) Purchaser’s revenue from sales of the Inventory and (ii) the Minimum Inventory Sales Amount.  If Purchaser’s revenue from Inventory sales in any month or portion thereof following Closing is less than one hundred and twenty-four percent (124%) of the portion of the Closing Date Inventory Amount allocable to such Inventory, Purchaser shall deliver written notice to the Escrow Agent and Company specifying the amount of the deficiency, and the Escrow Agent shall pay such amount out of the Escrow Fund to Purchaser within five (5) Business Days after Purchaser’s notice in accordance with the terms of the Escrow Agreement.  In the event that the Escrow Fund is insufficient to cover the full amount to be paid to Purchaser pursuant to this Section 6.3, then the Escrow Agent shall distribute the entire Escrow Fund to Purchaser as provided in the Escrow Agreement, and Company shall have no obligation to pay any  amount of the deficiency to Purchaser (other than the amount held in the Escrow Fund).

6.4        Termination of Non-assumed Contracts.  If there are any Non-assumed Contracts, Company shall take all action required to terminate such Non-assumed Contracts as soon as possible following the Closing Date, including sending any required notice of termination of such Contract to the counterparty thereto on the Closing Date.

ARTICLE VII.

CONDITIONS TO CLOSING

7.1.  Conditions to Obligations of Company.  The obligations of Company and the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, either of which may be waived in writing by Company in its sole discretion:

(a)       Representations, Warranties and Covenants.  The representations and warranties of Purchaser contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date.  Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it the Closing.   Company shall have received from Purchaser a certificate to the effect set forth in this Section 7.1(a) signed by an executive officer thereof.

(b)       Deliveries.  Company shall have received an executed copy of each of the documents listed in Section 2.12 (a), (b) and (d).

7.2.       Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Purchaser in its sole discretion:

(a)       Representations, Warranties and Covenants.  The representations and warranties of Company and the Shareholders contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any supplement to the Company Disclosure Schedule delivered after the date of this Agreement) shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date.  Company and the Shareholders shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.  Purchaser shall have received from Company a certificate to the effect set forth in this Section 7.2(a) signed by an executive officer thereof.

(b)       Consents and Approvals.  All Material Consents shall have been received and shall be satisfactory in form and substance to Purchaser in its sole discretion.

(c)       No Litigation.  No Proceeding shall have been commenced or threatened by or before any Governmental Authority that, in the reasonable, good faith determination of Purchaser, is reasonably likely to (i) prohibit or impose limitations on Purchaser’s ownership or operation of all or a material portion of the Business or the Acquired Assets or any of its other businesses or assets (or those of any of its Subsidiaries or Affiliates) or (ii) impose limitations on the ability of Purchaser or its Affiliates, or render Purchaser or its Affiliates unable, effectively to control the Business or the Acquired Assets in any material respect.

(d)       Deliveries.  Purchaser shall have received an executed copy of each of the documents listed in Section 2.11.

(e)       No Material Adverse Effect.  There shall not have occurred any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Company or the Business.

(f)        Certain Contracts.  The contracts set forth on Schedule 7.2(f) shall be in full force and effect as of the Closing Date and none of the parties thereto shall have notified Company of its intent to terminate any of such contracts.

(g)       Certain Employees.  The Employees set forth on Schedule 7.2(g) shall be employed by Company and no such Employee shall have notified Company of his or her intent to terminate his or her employment with Company.

(h)       Inventory.  No damage to Inventory in excess of $100,000 in the aggregate shall have occurred since the date of this Agreement.  During the period from the date of this Agreement through the Closing Date, Company shall not have (i) acquired any Inventory for the Business (A) in an amount in excess of $100,000 and (B) outside the Ordinary Course of Business or (ii) acquired Inventory for the Retail Business, without the prior written consent of Purchaser.

(i)        Accounting and Inventory Controls.  Company shall have taken the actions set forth in Schedule 7.2(i).

(j)        Retail Business.  Company shall have taken the actions set forth in Schedule 7.2 (j).

ARTICLE VIII

TERMINATION

8.1.       Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)       by mutual written consent of Purchaser and Company;

(b)       (i) by Company, if Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VII, (B) with respect to failure to perform any covenant, such covenant cannot be or has not been cured within 15 days following delivery by Purchaser of written notice of such failure to perform and (C) has not been waived by Company or (ii) by Purchaser, if Company or any Shareholder breaches or fails to perform in any respect any of their respective representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Article VII, (y) with respect to failure to perform any covenant, such covenant cannot be or has not been cured within 15 days following delivery by Company of written notice of such failure to perform and (z) has not been waived by Purchaser;

(c)       (i) by Company, if any of the conditions set forth in Section 7.1 shall have become incapable of fulfillment prior to December 31, 2006 or (ii) by Purchaser, if any of the conditions set forth in Section 7.2 shall have become incapable of fulfillment prior to December 31, 2006; provided that the right to terminate this Agreement pursuant to this Section 8.1 shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;

(d)       by either Company or Purchaser if the Closing shall not have occurred by December 31, 2006; provided that the right to terminate this Agreement under this Section 8.1 shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(e)       by either Company or Purchaser in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party so requesting termination shall have used its best efforts, in accordance with Section 2.5(a), to have such order, decree, ruling or other action vacated; or

(f)        by Purchaser, if between the date hereof and the Closing, an event or condition occurs that has resulted or is reasonably likely to result in a Material Adverse Effect.

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other parties.

8.2.       Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except for the provisions of Sections 3.28 (No Brokers), 5.2 (Access to Information), 5.14 (Public Announcements), 8.3 (Expenses; Termination Fees), 9.6 (Shareholders’ Representative), 10.1 (Binding Effect; Assignment), 10.2 (Notices), 10.3 (Governing Law), 10.12 (Arbitration) and this Section 8.2; provided that nothing herein shall relieve any party from liability for any breach of this Agreement or any Ancillary Agreement.

8.3.       Expenses.  Except as otherwise specified in this Agreement or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

ARTICLE IX.

INDEMNIFICATION; ESCROW

9.1.       General Survival.  The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing until the date that is eighteen (18) months following the Closing Date, except for (i) the representation and warranty contained in each of Sections 3.11 (Taxes) and 3.27 (Solvency), which shall survive the Closing until the 120th day following the expiration of the applicable federal or state statute of limitation (including extensions thereof) with respect to the liabilities in question; (ii) the representations and warranties contained in Sections 3.1 (Organization), 3.3 (Authorization), 3.4 (Title to Assets), 3.28 (No Brokers), 4.1 (Organization) and 4.2 (Authorization) shall survive the Closing indefinitely; and (iii) the representations and warranties contained in Section 3.19 (Intellectual Property; Software)  shall survive the Closing until the fourth anniversary of the Closing Date.  Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy of such representation or warranty giving rise to such right of indemnity shall have been given to the party from whom such indemnity may be sought before such time.  The covenants and agreements of the parties contained in this Agreement shall survive indefinitely.

9.2.       Indemnification.

(a)       Company and each Shareholder shall jointly and severally indemnify Purchaser and its Affiliates, subsidiaries, officers, directors, employees, shareholders, Representatives, agents, successors and assigns (collectively, the “Purchaser Indemnitees”) against, and hold each of the Purchaser Indemnitees harmless from, and shall reimburse each of them for, any and all Losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by any Purchaser Indemnitee by reason of:

(i)      any inaccuracy in, misrepresentation or breach of any representation or warranty made by Company or any Shareholder contained in this Agreement or any Ancillary Agreement (disregarding any qualification or exception contained in such representation or warranty relating to materiality or Material Adverse Effect);

(ii)     any breach of any covenant or agreement by Company or any Shareholder contained in this Agreement or any Ancillary Agreement;

(iii)    any Excluded Liabilities or Excluded Assets;

(iv)    ownership or operation of the Business, the Acquired Assets or the Assumed Liabilities before the Closing Date;

(v)     liabilities arising in connection with any failure to collect and remit Taxes;

(vi)    ownership of the Business Intellectual Property, or claims alleging infringement on a third party’s intellectual property by the Business Intellectual Property or any portion thereof;

(vii)   Company’s failure to comply with the terms and conditions of any bulk sales or bulk transfer or similar laws of any jurisdiction that may be applicable to the sale of any or all of the Acquired Assets to Purchaser; or

(viii)  Company’s failure to comply with the requirements of the WARN Act or any similar state, provincial or local law with respect to any “plant closing” or “mass layoff”, as those terms are defined in the WARN Act or such other Applicable Law.

For purposes of this Agreement, the term “Losses” means any and all judgments, settlements, deficiencies, demands, claims, suits, actions or causes of action, assessments, administrative proceedings (including informal proceedings), investigations, audits, liabilities, losses, damages (whether direct, indirect, incidental or consequential), interest, Taxes, fines, penalties, diminution in value, costs, expenses (including, without limitation, reasonable legal, accounting and other fees, costs and expenses of professionals and other out-of-pocket costs incurred in investigating, preparing or defending the foregoing), whether or not involving a third-party claim, and interest on any of the foregoing from the date incurred until paid at a rate equal to the prime rate in effect on the date incurred at Citibank, N.A. in New York.  Payments by an indemnified party of amounts for which such indemnified party is indemnified hereunder shall not be a condition precedent to recovery.

(b)       Any claims for indemnification hereunder must be set forth in writing and be received by Company not later than the expiration of the applicable survival period (an “Indemnification Claim”).

(c)       No Purchaser Indemnitee shall be entitled to indemnification hereunder pursuant to Section 9.2(a)(i) for any Losses until the aggregate amount of all Losses under all claims of all Purchaser Indemnitees pursuant to Section 9.2(a)(i) shall exceed $50,000 (the “Threshold”), at which time all such Losses incurred shall be subject to indemnification hereunder in full, including the amount of the Threshold; provided, however, that any Indemnification Claim pursuant to Section 9.2(a)(i), with respect to the breach of any representation or warranty contained in Sections 3.1 (Organization), 3.3 (Authorization), 3.4 (Title to Assets), 3.11 (Taxes), 3.19 (Intellectual Property; Software) or 3.28 (No Brokers) shall be indemnifiable in full without regard to the Threshold.

(d)       Notwithstanding the foregoing or anything in this Agreement to the contrary, the limitations set forth in subsection (c) above shall not be applicable with respect to any claims for Losses by any Purchaser Indemnitee against Company or any Shareholder resulting from common law fraud or similar statutory provisions, or intentional misrepresentation or intentional breach.

9.3.          Procedures.

(a)       In order for a Purchaser Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any third party against the Indemnified Party (a “Third Party Claim”), such Purchaser Indemnitee shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Purchaser Indemnitee of written notice of the Third Party Claim attaching, if applicable, a copy of such Third Party Claim.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)       If the Indemnifying Party acknowledges in writing its obligation to indemnify the Purchaser Indemnitee against any and all Losses that may result from a Third Party Claim pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Purchaser Indemnitee within ten (10) days of receipt of notice from the Purchaser Indemnitee of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and satisfactory to the Purchaser Indemnitee.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Purchaser Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof.  If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section, the Purchaser Indemnitee shall have the sole right to assume the defense of and to settle such Third Party Claim.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Purchaser Indemnitee shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Purchaser Indemnitee unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Purchaser Indemnitee and the Indemnifying Party, and the Purchaser Indemnitee reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Purchaser Indemnitee may present such counsel with a conflict of interest.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Purchaser Indemnitee shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Purchaser Indemnitee’s possession or under its control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Purchaser Indemnitee, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Purchaser Indemnitee from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Purchaser Indemnitee other than solely the payment of money damages for which the Purchaser Indemnitee will be indemnified hereunder.

(c)       The indemnification required hereunder in respect of a Third Party Claim shall be made by prompt payment by the Indemnifying Party of the amount of Losses in connection therewith, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party.

(d)       No Indemnifying Party shall be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by a Purchaser Indemnitee.

(e)       Notwithstanding the provisions of Section 9.3(b), each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an action in respect of a Third Party Claim is brought against any Purchaser Indemnitee for purposes of any claim that a Purchaser Indemnitee may have under this Agreement with respect to such action or the matters alleged therein and agrees that process may be served on the Indemnifying Party with respect to such claim anywhere.

(f)        In the event any Purchaser Indemnitee should have a claim against an Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Purchaser Indemnitee, the Purchaser Indemnitee shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Purchaser Indemnitee or otherwise than pursuant to this Article IX.

(g)       If the Indemnifying Party does not notify the Purchaser Indemnitee within ten (10) days following the Indemnifying Party’s receipt of an Indemnification Claim that the Indemnifying Party disputes its liability thereunder, the claim specified in such Indemnification Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid upon demand of the Purchaser Indemnitee by the Indemnifying Party or by the Escrow Agent pursuant to the Escrow Agreement, as applicable.  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed in the Indemnification Claim, such lesser amount shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid upon demand of the Purchaser Indemnitee by the Indemnifying Party or by Escrow Agent pursuant to the Escrow Agreement, as applicable, without prejudice to or waiver of the Indemnified Party’s claim for the difference.  If the Indemnifying Party notifies the Purchaser Indemnitee in writing within ten (10) days following the Indemnifying Party’s receipt of an Indemnification Claim that the Indemnifying Party disputes all or a portion of its liability thereunder, either party may seek to resolve the matter in accordance with the terms of Section 10.12 hereof; provided however, that the fourteen (14) day period referred to in Section 10.12(b) shall be reduced to five (5) days.

9.4.          Remedies Not Affected by Investigation, Disclosure or Knowledge.  No investigation conducted by or on behalf of any party at any time and no disclosure provided to knowledge of any party with respect to any event, condition or circumstance that renders inaccurate any representation or warranty or reveals the occurrence of a breach of any covenant of any other party contained in this Agreement or any Ancillary Agreement shall be deemed to be a waiver of, or to relieve such other party of any liability for, (i) the breach of any such representation, warranty or covenant, (ii) the nonfulfillment of any of the conditions set forth in this Article IX or (iii) any rights to indemnification or other remedy arising in connection therewith.  Purchaser hereby expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any such breach notwithstanding any investigation, disclosure or knowledge as described herein.

9.5.          Escrow Fund.  Purchaser hereby agrees that prior to the termination of the Escrow Fund it shall first seek a remedy from the Escrow Fund, to the extent of the amount then held in the Escrow Fund with respect to any indemnification claim asserted hereunder before seeking to recover any Losses directly from an Indemnifying Party.  Subject to the following requirements, and subject to the terms of the Escrow Agreement, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., Washington, D.C. time, on the Escrow Termination Date; provided that the Escrow Fund shall not terminate on such date with respect to such remaining portion of the Escrow Fund (or some portion thereof) that is subject to any then pending Indemnification Claims, including Claims based on a Third Party Claim that have not been finally adjudicated or settled, for which notice is delivered to the Escrow Agent prior to the Escrow Termination Date.  After the Escrow Termination Date and as soon as each pending Indemnification Claim has been resolved, the Escrow Agent shall distribute from the Escrow Fund, in accordance with the terms of the Escrow Agreement, the balance of the amount held in respect of such Indemnification Claim to Company.  After release of the Escrow Fund, or if the entire amount of the Escrow Fund is subject to pending Indemnification Claims, subject to the limitations provided in this Agreement, the Purchaser Indemnitees may seek to recover Losses from the Indemnifying Parties directly.  No provision of the Escrow Agreement shall limit the Purchaser Indemnitees’ rights to seek injunctive relief or other rights or remedies to which the Purchaser Indemnitees’ are or may be entitled, at law or equity, under this Agreement.

9.6.          Shareholders’ Representative.

(a)       Appointment of Shareholders’ Representative.  Upon execution of this Agreement by the Shareholders, effective as of the date of this Agreement and without any further action by the Shareholders, Carl C. Jones will be appointed as agent and attorney-in-fact (the “Shareholders’ Representative”) for each Shareholder.  The Shareholders’ Representative shall have full power and authority to represent all of the Shareholders and their successors with respect to all matters arising under this Agreement and the Ancillary Agreements to which all of the Shareholders are parties (collectively, the “Representative Agreements”) and all actions taken by the Shareholders’ Representative hereunder and thereunder shall be binding upon all such Shareholders and their successors as if expressly confirmed and ratified in writing by each of them.  The Shareholders’ Representative shall take any and all actions which he believes are necessary or appropriate under this Agreement and the Representative Agreements for and on behalf of the Shareholders, as fully as if the Shareholders were acting on their own behalf, including, without limitation, defending all Indemnification Claims against the Shareholders pursuant to Article IX, consenting to, compromising or settling all Indemnification Claims, conducting negotiations with Purchaser and its agents regarding such claims, dealing with Purchaser under this Agreement and the Representative Agreements with respect to all matters arising hereunder and thereunder, taking any and all other actions specified in or contemplated by this Agreement and the Representative Agreements, and engaging counsel, accountants or other Shareholders’ Representatives in connection with the foregoing matters.  Without limiting the generality of the foregoing, the Shareholders’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Representative Agreements and to consent to any amendment hereof or thereof on behalf of all such Shareholders and such successors.  The Shareholders’ Representative shall act as promptly as reasonably possible in carrying out his duties.

(b)       Indemnification of Shareholders’ Representative.  The Shareholders’ Representative shall be, and hereby is, indemnified and held harmless, jointly and severally, by the Shareholders from all losses, costs and expenses (including attorneys’ fees) that may be incurred by the Shareholders’ Representative as a result of the Shareholders’ Representative’s performance of his duties under this Agreement and the Representative Agreements, provided that the Shareholders’ Representative shall not be entitled to indemnification for losses, costs or expenses that result from any action taken or omitted by the Shareholders’ Representative as a result of his willful misconduct or gross negligence.

(c)       Reasonable Reliance.  In the performance of his duties hereunder, the Shareholders’ Representative shall be entitled to rely upon any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Shareholder or Purchaser.  The Shareholders’ Representative may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(d)       Attorney-in-Fact.  The Shareholders’ Representative shall be hereby appointed and constituted by the Shareholders the true and lawful attorney-in-fact of each Shareholder, with full power in his name and on his behalf to act according to the terms of this Agreement and the Representative Agreements in the absolute discretion of the Shareholders’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement.  This power of attorney and all authority conferred shall be granted and shall be irrevocable and shall not be terminated by any act of any Shareholder, by operation of law, whether by such Shareholder’s death, disability protective supervision or any other event.  Each Shareholder shall waive any and all defenses which may be available to contest, negate or disaffirm the action of the Shareholders’ Representative taken in good faith.  Notwithstanding the power of attorney granted pursuant to this Section 9.6, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Shareholders having signed or given such agreement, instrument, acknowledgement or other act or document directly instead of the Shareholders’ Representative.

(e)       Orders.  The Shareholders’ Representative is authorized, in his sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Fund.  If any portion of the Escrow Fund is disbursed to the Shareholders’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Shareholders’ Representative is authorized, in his sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which he is advised by legal counsel selected by him is binding upon him without the need for appeal or other action; and if the Shareholders’ Representative complies with any such order, writ, judgment or decree, he shall not be liable to any Shareholder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(f)        Cessation of Duties or Removal of Shareholders’ Representative; Authority of Successor Shareholders’ Representative.  Shareholders who in the aggregate hold at least a majority of the Company Common Stock as of the Closing Date shall have the right at any time to (x) appoint a successor Shareholders’ Representative upon the resignation, disability or death of the then-acting Shareholders’ Representative and (y) remove the then-acting Shareholders’ Representative and appoint a successor Shareholders’ Representative; provided, however, that neither such removal of the then-acting Shareholders’ Representative nor such appointment of a successor Shareholders’ Representative shall be effective until the delivery to Purchaser and, during the term of the Escrow Agreement, to the Escrow Agent of executed counterparts of a writing signed by each such Shareholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Shareholders’ Representative appointed in such writing that he or she accepts the responsibility of successor Shareholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Shareholders’ Representative.  Each successor Shareholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholders’ Representative, and the term “Shareholders’ Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Shareholders’ Representative.

ARTICLE X.

MISCELLANEOUS

10.1.     Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, in accordance with the terms hereof, and nothing in this Agreement is intended to or shall confer upon any other person, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Company or the Shareholders without the prior written consent of Purchaser, or by Purchaser without the prior written consent of Company and the Shareholders’ Representative, except that Purchaser may, without such consent, assign its rights hereunder, to one of its Affiliates; provided, however, that no such assignment shall release Purchaser, as applicable, from any of its obligations under this Agreement.

10.2.     Notices.  All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt or, in the case of a facsimile, upon confirmation of receipt) by delivery in person, by facsimile, by recognized overnight delivery service, or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Purchaser:	Liquidity Services, Inc.
1920 L Street, N.W., 6th Floor
Washington, D.C. 20036
Attention: James E. Williams, Vice President, General Counsel and Secretary
Fax: (202) 467-5881

with copies to:	Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036
Attention: Stephen I. Glover
Fax: (202) 530-9598

if to Company:	Southern Textile Recycling, Inc.
1850 E. Orangethorpe Ave
Fullerton, CA 92831
Attention: Carl C. Jones, President
Fax: (714) 738-6622

with a copy to:	Callister & Broberg
700 N. Brand Blvd., Suite 560
Glendale, CA 91203
Attention: Stephen R. Callister
Fax: (818) 246-5535

if to Shareholders’ Representative:	Carl C. Jones
1850 E. Orangethorpe Ave
Fullerton, CA 92831
Fax: (714) 738-6622

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

10.3.     Governing Law.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law thereof.

(b)       Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the courts of the State of New York located in the Borough of Manhattan, New York city, New York State, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding, and each of the parties waives any objection that it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in any such court and waives personal service of any and all process upon it, and consent to all such service of process made in the manner set forth in Section 10.2.  Nothing contained in this Section 10.3(b) shall affect the right of any party to serve legal process on any other party in any other manner permitted by law.

10.4.     Entire Agreement; Amendments.  This Agreement (including the Company Disclosure Letter (and any amendments or supplements thereto) and the Exhibits hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof.  This Agreement (including the Company Disclosure Letter) may be amended only by an instrument in writing signed on behalf of the parties hereto.

10.5.     Counterparts.  This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.6.     Severability.  If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision that is legal, valid and enforceable.  Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

10.7.     Descriptive Headings; Section References.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  All references herein to Articles, Sections, subsections, paragraphs and clauses are references to Articles, Sections, subsections, paragraphs and clauses, respectively, of this Agreement unless specified otherwise.

10.8.     Schedules.  The Company Disclosure Letter and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

10.9.     Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.

10.10.   No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.11.   Waiver.  Each party hereto  may waive compliance by another party with any of the agreements or conditions contained herein.  Any agreement on the part of any party hereto to any such waiver shall be valid only if set forth in an instrument, in writing, signed by the such party.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

10.12.   Dispute Resolution.

(a)       It is understood and agreed between the parties hereto that any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims upon any law, statute, order, or regulation) (“Disputes”), arising out of, in connection with, or in relation to (i) this Agreement, or (ii) questions of arbitrability under this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:

(b)       Any party may send another party or parties written notice identifying the matter in dispute and invoking the procedures of this Section (the “Dispute Notice”).  Within fourteen (14) days from delivery of the Dispute Notice, each party involved in the dispute shall meet at a mutually agreed location in Washington, D.C., for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon an impartial third-party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.

(c)       If such parties fail to resolve the dispute by written agreement or agree on the Arbitrator within the later of fourteen (14) days from any such initial meeting or within thirty (30) days from the delivery of the Dispute Notice, any such party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in Washington, D.C. for the appointment of a single Arbitrator to resolve the dispute by arbitration.  At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within ten calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within fifteen (15) calendar days of the written application to JAMS.

(d)       Within fifteen (15) calendar days of the selection of the Arbitrator, the parties involved in the dispute shall meet in Washington, D.C. with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the dispute.  Each party shall have no longer than one calendar day to present its position, the entire proceedings before the Arbitrator shall be no more than three consecutive calendar days, and the decision of the Arbitrator shall be made in writing no more than thirty calendar days following the end of the proceeding.  Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties.  The prevailing party or parties (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party’s or parties’ own legal fees and expenses in connection with such proceeding.  The non-prevailing party or parties (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.

(e)       By signing this Agreement, the parties hereto are giving up their respective right to a jury trial.

10.13.      Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

LIQUIDITY SERVICES, INC.

By:	/s/ Jaime Mateus Tique
Name:	Jaime Mateus-Tique
Title:	President and Chier Operating Officer

SOUTHERN TEXTILE RECYCLING, INC.

By:	/s/ Carl C. Jones
Name:	Carl C. Jones
Title:	President

CARL C. JONES

By:	/s/ Carl C. Jones
Name:	Carl C. Jones
Title:

EDDIE FISCHER

By:	/s/ Eddie Fischer
Name:	Eddie Fischer
Title:

BRADLEY FISCHER

By:	/s/ Bradley Fischer
Name:	Bradley Fischer
Title: